SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2016

TO THE STOCKHOLDERS OF SEQUENOM, INC.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on June 15, 2016 at 9:00 a.m. local time at the corporate headquarters of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.

to elect Kenneth F. Buechler, Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, Catherine J. Mackey, David Pendarvis, Charles P. Slacik and Dirk van den Boom as directors to hold office until the annual meeting of stockholders in 2017;

2.

to approve our Amended and Restated 2006 Equity Incentive Plan to, among other things, increase the number of shares of the Company’s common stock available for issuance under such plan by an additional 5,386,000 shares;

3.

to approve an amendment to the Company’s Restated Bylaws, as amended, to provide that our Board of Directors, or any individual director, may be removed at any time, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors;

4.	to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

5.	to ratify our Audit Committee’s selection of KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

6.	to conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The record date for the annual meeting is April 18, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey D. Linton
Secretary

San Diego, California

April 27, 2016

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY MAILED TO YOU, OR VOTE OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) WILL BE ENCLOSED WITH THE PROXY BEING MAILED TO YOU FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

   Annual Meeting

Time and Date:	9:00 a.m. local time, on June 15, 2016
Place:	Corporate headquarters located at 3595 John Hopkins Court, San Diego, California 92121
Record Date:	April 18, 2016
Voting:	•	Stockholders as of the record date are entitled to vote.
	•	You can vote over the internet or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.
	•	See the voting instructions for internet voting in the Notice of Availability or in the materials sent to you for more information.
Attending the Annual Meeting:	•	In Person: The meeting starts at 9:00 a.m. local time.
	•	You do not need to attend the annual meeting to vote if you have submitted your proxy or otherwise voted your shares in advance of the meeting.

   Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 8 directors	For each named nominee	5
Approval of our Amended and Restated 2006 Equity Incentive Plan to, among other things, increase the number of shares of the Company’s common stock available for issuance under such plan by an additional 5,386,000 shares	For	17
Amendment to our Restated Bylaws, as amended, to provide that our Board of Directors, or any individual director, may be removed at any time, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors	For	28
Advisory vote to approve the compensation of our named executive officers	For	29
Ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016	For	30

   Corporate Governance Highlights

Governance Matter	Summary Highlights	Page Reference (for more detail)
Board Independence	Independent nominees: 6 out of 8 Independent chairman: Kenneth F. Buechler Independent Board committees: All except for Science Committee	8-15
Board Gender Diversity	Female nominees: 2 out of 8	5-7
Board Nominee Tenure	Average tenure of nominees: 6 years	5-7
Director Elections	Annual elections for all directors	5
Meeting Attendance	All of our directors attended at least 90% of the total number of meetings of our Board and committees on which the director served in 2015.	9
Evaluating and Improving Board Performance	Board evaluations: Annual Committee evaluations: Annual	10-12
Aligning Director and Stockholder Interests	Non-employee director stock ownership guidelines: Yes Non-employee director equity grants: Yes	45 58
Investor Outreach	During 2015 our senior management team gathered feedback from our major stockholders regarding our executive compensation programs.	37
Continuing Education	New directors participate in an orientation program and in regular continuing education programs.	9

TABLE OF CONTENTS	PAGE

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1

PROPOSAL 1 — ELECTION OF DIRECTORS	5
• Director Qualifications and Biographical Information	5
THE BOARD OF DIRECTORS AND ITS COMMITTEES	8
• Audit Committee Report	13
• Compensation Committee Report	16

PROPOSAL 2 — AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN	17
• Securities Authorized for Issuance Under Equity Compensation Plans	27

PROPOSAL 3 — AMENDMENT TO RESTATED BYLAWS, AS AMENDED, TO PROVIDE THAT OUR BOARD OF DIRECTORS, OR ANY INDIVIDUAL DIRECTOR, MAY BE REMOVED, WITH OR WITHOUT CAUSE, BY THE HOLDERS OF A MAJORITY OF THE SHARES ENTITLED TO VOTE AT AN ELECTION OF DIRECTORS	28

PROPOSAL 4 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	29

PROPOSAL 5 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

COMPENSATION DISCUSSION & ANALYSIS	34
• Business Overview	35
• Commitment to Pay for Performance	35
• Commitment to Responsible Executive Compensation Philosophy and Practices	36
• Stockholder Advisory Vote on Executive Compensation	37
• Executive Compensation Philosophy	37
• Elements of Our Executive Compensation Program (including performance metrics)	38
• Significant At-Risk Compensation	39
• Comparing Reported Compensation with Realizable Compensation	39
• Compensation Committee’s Role in the Executive Compensation Process	40
• Role of our Compensation Consultant	41
• Competitive Positioning	41
• Compensation Elements	42

EXECUTIVE COMPENSATION	47
• Summary Compensation Table	47
• Employment Agreements	48
• Grants of Plan-Based Awards	51
• Outstanding Awards at Fiscal Year-End	52
• Option Exercises and Stock Vested	55

BOARD OF DIRECTOR COMPENSATION	56

HOUSEHOLDING OF PROXY MATERIALS	59

AVAILABLE INFORMATION	60

OTHER MATTERS	60

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS ON JUNE 15, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS ON THE INTERNET?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 5, 2016 to all stockholders of record entitled to vote at the annual meeting.

WILL I RECEIVE ANY OTHER PROXY MATERIALS BY MAIL?

We may send you a proxy card, along with a second Notice, on or after May 15, 2016.

WHAT AM I VOTING ON?

There are five matters scheduled for a vote at the annual meeting:

•

Election of Kenneth F. Buechler, Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, Catherine J. Mackey, David Pendarvis, Charles P. Slacik and Dirk van den Boom as directors to hold office until the annual meeting of stockholders in 2017;

•

Approval of our Amended and Restated 2006 Equity Incentive Plan to, among other things, increase the number of shares of the Company’s common stock available for issuance under such plan by an additional 5,386,000 shares;

•

Amendment to our Restated Bylaws, as amended, to provide that our Board of Directors, or any individual director, may be removed at any time, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors;

•	Advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

WHAT IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

WHO CAN VOTE AT THE ANNUAL MEETING?

Only stockholders of record at the close of business on April 18, 2016 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 119,216,003 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 18, 2016 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the proxy card or vote on the internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 18, 2016 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

HOW DO I VOTE?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or on the internet as instructed below, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 14, 2016 to be counted.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting is available for you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 18, 2016.

WHAT IF I RETURN A PROXY CARD BUT DO NOT MAKE SPECIFIC CHOICES?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” the approval of an amendment to the 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan, “For” the approval of an amendment to our Restated Bylaws, “For” the advisory vote to approve executive compensation and “For” the ratification of our Audit Committee’s selection of KPMG to be our independent registered public accounting firm for the fiscal year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxy will vote your shares using his/her best judgment.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet.

•	You may send a written notice that you are revoking your proxy to Sequenom’s Secretary at 3595 John Hopkins Court, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank to change your vote.

HOW ARE VOTES COUNTED?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, in the election of directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For”, “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Please see the more detailed description of the effect of broker non-votes on specific proposals in the answer to “How many votes are needed to approve each proposal?” below.

WHAT ARE “BROKER NON-VOTES”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes to approve named executive officer compensation.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•

Proposal 1: For the election of directors, the eight nominees receiving the most “For” votes from the shares present in person or represented by proxy and entitled to vote at the annual meeting, will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

Proposal 2: To be approved, the Company’s Amended and Restated 2006 Equity Incentive Plan must receive “For” votes from the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 3: To be approved, the amendment to the Company’s Restated Bylaws, as amended, must receive “For” votes from the holders, either in person or by proxy, of at least 66 2/3% of the shares of our common stock that are outstanding on the record date for the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

•

Proposal 4: We will consider the advisory vote to approve the compensation of the Company’s named executive officers approved if it receives “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 5:  To be approved, the ratification of the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 must receive “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On April 18, 2016, the record date, there were 119,216,003 shares outstanding and entitled to vote. As a result 59,608,002 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

We will pay for the entire cost of soliciting proxies. In addition to mailed and internet hosted proxy materials, our officers, employees and directors may also solicit proxies in person, by telephone or by other means of communication. Officers, employees and directors will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

WHEN ARE STOCKHOLDER PROPOSALS DUE FOR NEXT YEAR’S ANNUAL MEETING?

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2017 Meeting of stockholders is January 15, 2017. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by is January 15, 2017. Stockholders are advised to review our Restated Bylaws, as amended, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Restated Bylaws, as amended, are available at the SEC’s website, www.sec.gov, or upon written request to Secretary, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members and is not classified. As required by our Restated Bylaws, as amended, the number of directors was determined by resolution of a majority of the directors then in office. Each director serves for a one-year term. At the annual meeting, the term of office of all directors will expire.

NOMINEES FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING

The Nominating and Corporate Governance Committee of the Board of Directors has nominated Kenneth F. Buechler, Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, Catherine J. Mackey, David Pendarvis, Charles P. Slacik and Dirk van den Boom for election to the Board of Directors, all of whom were previously elected by our stockholders at our 2015 annual meeting. If elected at the annual meeting, each nominee would serve until the 2017 Annual meeting and/or until his or her successor is elected and qualified.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Buechler, Dr. Lai-Goldman, Dr. Lerner, Dr. Lindsay, Dr. Mackey, Mr. Pendarvis, Mr. Slacik and Dr. van den Boom. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by such proxies will be voted for the election of any substitute nominee proposed by the Nominating and Corporate Governance Committee. Each of the nominees has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

DIRECTOR QUALIFICATIONS AND BIOGRAPHICAL INFORMATION

ENNETH F. BUECHLER, Ph.D., 62, has served as a director since December 2009. Dr. Buechler was President and Chief Scientific Officer and a director of Biosite Incorporated, a provider of diagnostic products and antibody development technologies, from 2003 to 2007, and prior to that was a co-founder, director and held roles as Director of Chemistry and Vice President of Research and Development from 1988 to 2003. Prior to forming Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated, a biotechnology company located in San Diego. Dr. Buechler served on the board of directors of Adnavance, Inc. from March 2008 until April 2010. Dr. Buechler currently serves on the board of directors of Quidel Corp., Sotera Wireless Inc., Edico Genome Inc., and Astute Medical Inc. Dr. Buechler received his Ph.D in biochemistry from Indiana University.

The Nominating and Corporate Governance Committee believes Dr. Buechler’s business experience in diagnostics research and as a co-founder and executive officer of Biosite, including the successful development of a number of diagnostic products, and his service on other public company boards combined with his business acumen and judgment provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

YLA LAI-GOLDMAN, M.D., 58, has served as a director since September 2012. She is the managing partner of Personalized Science, LLC, a consulting company she founded in September 2008, that is focused on innovative diagnostics for patients’ unmet clinical needs. Dr. Lai-Goldman is also the Chief Executive Officer and President of GeneCentric Diagnostics, Inc., a molecular diagnostics company focused on developing and commercializing assays that enable oncologists and their patients to make informed, individualized, treatment decisions. Dr. Lai-Goldman has been with GeneCentric Diagnostics, Inc., since June 2011. Dr. Lai-Goldman currently serves on the board of directors of West Pharmaceutical Services, Inc., a provider of drug administration systems, and Qvella Corporation, a privately-held molecular diagnostics company. She is also a venture partner with Hatteras Venture Partners, a position she has held since August 2011. From June 2009 to December 2010, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc., a life science company focused on the development and commercialization of genomic-based clinical and pharmaceutical cancer tests and services. From 1990 to December 2008, Dr. Lai-Goldman served in various roles at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories, a clinical laboratory company, including Executive Vice President, Chief Medical Officer, and Chief Scientific Officer. Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics. She received her B.S. in biology from the University of Pennsylvania and her medical degree from Columbia University. Dr. Lai-Goldman completed a pathology residency and surgical pathology fellowship at The University of California, Los Angeles, and a hematopathology fellowship at The University of North Carolina, Chapel Hill. Dr. Lai-Goldman is board certified in anatomic and clinical pathology.

The Nominating and Corporate Governance Committee believes that Dr. Lai-Goldman’s clinical laboratory medicine and diagnostics experience, and business experience as an executive officer, combined with her business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

ICHARD A. LERNER, M.D., 77, has served as a director since June 2007. Dr. Lerner served as President of the Scripps Research Institute, a private, non-profit biomedical research organization from 1986 to January 2012, and since then has served and continues to serve as Institute Professor. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003, and the Prince of Asturias Award in 2012 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the Royal Swedish Academy of Sciences and the National Academy of Sciences. Dr. Lerner served as a director of Kraft Foods, Inc. from 2005 to March 2012, Teva Pharmaceutical Industries Ltd. from February 2012 to September 2015 and currently serves as a director of Opko Health, Inc., IntraCellular Therapies, and Zebra Biologics, Inc. Dr. Lerner received his M.D. from Stanford Medical School.

The Nominating and Corporate Governance Committee believes that Dr. Lerner’s business experience as a research scientist and executive officer, including his service as a director of other public companies, combined with his business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

ONALD M. LINDSAY, PH.D., 68, has served as a director since May 2003. Dr. Lindsay is the Chief Executive Officer and a director of Zebra Biologics Inc., a privately-held biotechnology company focused on a “next-gen” approach to more efficiently and more effectively discover and develop novel human biologic drugs utilizing a proprietary platform technology. Dr. Lindsay also operates Milestone Consulting, a biopharmaceutical consulting firm. He served as our Executive Vice President of Strategic Planning from December 2012 through December 2013. Dr. Lindsay previously served as our Executive Vice President of Research and Development from August 2010 until December 2012 and as our interim Senior Vice President of Research and Development from September 2009 until August 2010. Dr. Lindsay served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various senior management roles with Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist. He is a director of Arqule Inc. and NeurocentRx Ltd. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

The Nominating and Corporate Governance Committee believes that Dr. Lindsay’s business experience including as an executive officer and research scientist, and his service on other public company boards combined with his business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

ATHERINE J. MACKEY, PH.D., 60, has served as a director since June 2015. She is an experienced corporate director with thirty years of operating experience in the pharmaceutical, biotechnology and agriculture industries, including twenty years at the executive level. Dr. Mackey is the Chief Executive Officer of CYPrus Therapeutics, Inc., a privately-held small molecule pharmaceutical development company. She is also the founder and Principal of MindPiece Partners. Dr. Mackey’s past director experience includes publicly-traded YM Biosciences (acquired by Gilead) and privately-held Althea Technologies (acquired by Ajinomoto). She currently serves on the boards of directors of privately-held companies Cour Pharmaceutical Development Company (Chair), Evolve Biosystems, Inc. and Viventia Bio, Inc. In addition, Dr. Mackey is a director and a member of the Audit & Compliance Committee of Rady Children’s Hospital. Dr. Mackey was Senior Vice President Worldwide Research and Development at Pfizer Inc. from 2001 through 2010. Prior to that, Dr. Mackey was Vice President of Strategic Alliances at Pfizer Global R&D and before that she led Genomic and Proteomic Sciences. Before Pfizer, she held positions of increasing responsibility for DEKALB Genetics including Vice President and head of Research and Development. She was a member of DEKALB’s executive team that sold the company to Monsanto. Dr. Mackey received her B.S. and Ph.D. degrees in microbiology from Cornell University.

The Nominating and Corporate Governance Committee believes that Dr. Mackey’s combination of extensive research and development and business experience including as an executive officer and research scientist, and her service on other company and not-for-profit boards, including experience with audit and compliance functions, combined with her business acumen and judgment, provides our Board of Directors with valuable scientific and operational expertise and leadership skills.

AVID PENDARVIS, 57, has served as a director since December 2009. Mr. Pendarvis is Chief Administrative Officer, Global General Counsel and Secretary of ResMed Inc., a medical device company focused on sleep-disordered breathing, chronic obstructive pulmonary disease, and other key chronic diseases. He has been with ResMed since 2002. From 2000 until 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP. Until 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis received his J.D. from the University of Texas School of Law and his M.S. in executive leadership from the University of San Diego.

The Nominating and Corporate Governance Committee believes that Mr. Pendarvis’ experience as an executive officer at a medical device company and as an attorney, combined with his business acumen and judgment, provides our Board of Directors with valuable operational expertise and leadership skills.

HARLES P. SLACIK, 62, has served as a director since June 2011. Mr. Slacik was Chief Financial Officer and Senior Vice President of Finance of Beckman Coulter Inc., a leading manufacturer of biomedical testing instrument systems, tests and supplies, from October 2006 to September 2011 and was responsible for all aspects of financial management and information technology. From 2003 to 2006, Mr. Slacik served as Executive Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., an integrated global pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, brand and biologic pharmaceutical products. From 1999 to 2003, Mr. Slacik served as Senior Vice President and Chief Financial officer of C.R. Bard, Inc., a developer and manufacturer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products. Currently, Mr. Slacik also serves on the board of directors of Quidel Corp. Mr. Slacik earned a Bachelor of Science degree in accounting and finance from the University of Connecticut and is a Certified Public Accountant (inactive).

The Nominating and Corporate Governance Committee believes that Mr. Slacik’s experience as an executive officer of biomedical and pharmaceutical companies, combined with his business acumen and judgment, provides our Board of Directors with valuable financial, healthcare and operational expertise and leadership skills.

IRK VAN DEN BOOM, PH.D., 46, has served as a director since April 1, 2015 and as our President and Chief Executive Officer since December 10, 2015. Previously he served as our Interim President and Chief Executive Officer since September 19, 2015, our Executive Vice President and Chief Scientific and Strategy Officer since March 2015, our Chief Scientific and Strategy Officer from June 2014 through March 2015 and as our Executive Vice President, Research and Development and Chief Technology Officer from December 2012 through June 2014. Prior to that, he had served as our Senior Vice President of Research and Development since August 2010 and as our Vice President, Research and Development from October 2009 through August 2010. Dr. van den Boom joined the Company in 1998 in our former Hamburg offices, subsequently serving in various management roles within our research and development department. Dr. van den Boom has co-authored more than 75 scientific articles and is inventor on 50 patents/patent applications. Dr. van den Boom received his Ph.D. in Biochemistry/Molecular Biology from the University of Hamburg where he focused on various aspects of nucleic acid analysis with mass spectrometry.

The Nominating and Corporate Governance Committee believes that Dr. van den Boom’s experience as an executive officer and research scientist, combined with his business acumen and judgment, provides our Board of Directors with valuable healthcare and operational expertise and leadership skills.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

VACANCIES ON THE BOARD OF DIRECTORS

Vacancies on the Board of Directors may be filled only with the approval of at least two-thirds of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve until the next annual meeting of stockholders or until the director’s successor is elected.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under applicable Nasdaq Marketplace Rules, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Marketplace Rules, as in effect time to time. We require each independent director of the Board of Directors to annually certify, in writing, to the Chair of the Nominating and Corporate Governance Committee that he or she is independent under the Nasdaq Marketplace Rules and to immediately inform the Board of Directors of any change in his or her independent status.

Consistent with these considerations, after review of all relevant transactions and relationships between each director or any of his or her family members, and our senior management, our independent registered public accounting firm and us, the Board of Directors affirmatively has determined that all of the directors who served in 2015 were independent directors within the meaning of the applicable Nasdaq Marketplace Rules, except for Dr. van den Boom, our current President and Chief Executive Officer, William J. Welch, our former President and Chief Executive Officer, Harry F. Hixson, Jr., our former Chief Executive Officer, and Dr. Lindsay, our former Executive Vice President of Strategic Planning. As required under applicable Nasdaq Marketplace Rules, in 2015 our independent directors met in regularly scheduled executive sessions at which only independent directors were present. We have a policy that following each regular meeting of the Board of Directors, the independent directors are required to hold an executive session without the attendance or participation of our Chief Executive Officer or any other officer or employee.

We also have a policy prohibiting our directors from serving on the Board of Directors of more than four public or private for-profit companies (not including the Company or any of our subsidiaries or affiliates).

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Board of Directors is currently chaired by Dr. Buechler. The Board of Directors elected Dr. Buechler Chairman effective April 1, 2015 to succeed Dr. Hixson, who resigned from the Board of Directors effective March 31, 2015. As a general policy, our Board of Directors believes that separation of the positions of Chairman of the Board of Directors and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. Since Dr. Buechler’s election as Chairman of the Board of Directors, the position of Chairman of the Board of Directors has been held by an independent director, further enhancing the independence between the Board of Directors and management. Prior to Dr. Buechler’s election as Chairman of the Board of Directors, the Board of Directors had appointed Dr. Lerner as lead independent director.

ROLE OF THE BOARD OF DIRECTORS IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors’ standing committees that address risks inherent in their respective areas of oversight.

In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including credit risks and liquidity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. During 2015, the Audit Committee reviewed and discussed reports from management, independent auditors and other committees with respect to accounting and financial controls, assessment of business risks including cyber security risks, and certain matters related to legal and ethical compliance programs. Our Nominating and Corporate Governance Committee develops and monitors the effectiveness of our corporate governance policies and principles, including oversight of risks associated with potential conflicts of interest. The

Compensation Committee reviews and approves individual and corporate performance goals, advises the Board of Directors regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Science Committee advises the Board of Directors regarding risks associated with our technological and scientific research, monitors the sufficiency of laboratory controls and procedures, assesses procedures for the conduct of research and development and clinical studies and oversees external review of our research and development programs.

CONTINUING EDUCATION

We have a policy requiring new directors to participate in an initial orientation program upon election to the Board of Directors and in regular continuing education programs thereafter, in order that they fully understand their directorial responsibilities and can faithfully fulfill their fiduciary duties. This continuing education, outlining the essential elements of best corporate governance practices and informing directors of new developments in this area, is conducted by our general counsel or otherwise by a designated outside counsel with corporate governance expertise.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 10 times during 2015. All of our directors attended at least 90% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

ATTENDANCE AT ANNUAL MEETINGS

We have adopted a policy of inviting and strongly encouraging our directors and nominees for director to attend our annual meeting of stockholders. All of our directors attended our annual meeting in 2015.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under “Invest” on our website at www.sequenom.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to the principal executive, financial or accounting officers, we will promptly disclose the nature of the amendment or waiver on our website.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Persons interested in communicating with our Board of Directors regarding their concerns or issues may send written correspondence to the Board of Directors in care of the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by email to “board@sequenom.com.” The Secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board of Directors. The process regarding security holder communications with the Board of Directors may be found on our website at www.sequenom.com, under “Invest.”

BOARD OF DIRECTORS COMMITTEES

The Board of Directors has four standing committees: Audit, Compensation, Nominating and Corporate Governance and Science. The following table provides current membership and meeting information for 2015 for each of the standing committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Science
Kenneth F. Buechler				Chair
John A. Fazio(1)
Harry F. Hixson, Jr. (2)
Myla Lai-Goldman			Chair
Richard A. Lerner(3)
Ronald M. Lindsay
Catherine J. Mackey(4)
David Pendarvis(5)		Chair
Charles P. Slacik(6)	Chair
Dirk van den Boom(7)
Total meetings in 2015	9	7	5	4

(1) Mr. Fazio served as a member of the Board of Directors and as Chair of the Audit Committee until June 17, 2015.

(2) Dr. Hixson served as a member of the Board of Directors and as a member of the Science Committee until March 31, 2015.

(3) Dr. Lerner served as a member of the Nominating and Corporate Governance Committee until June 17, 2015.

(4) Dr. Mackey became a member of the Board of Directors and a member of the Audit and Nominating and Corporate Governance Committees on June 17, 2015.

(5) Mr. Pendarvis served as a member of the Nominating and Corporate Governance Committee until June 17, 2015 when he replaced Mr. Slacik as Chair of the Compensation Committee.

(6) Mr. Slacik served as Chair of the Compensation Committee until June 17, 2015 when he replaced Mr. Fazio as Chair of the Audit Committee and also became a member of the Nominating and Corporate Governance Committee.

(7) Dr. van den Boom became a member of the Board of Directors and a member of the Science Committee on April 1, 2015.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Three directors comprise the Nominating and Corporate Governance Committee: Dr. Lai-Goldman (chair), Dr. Mackey, and Mr. Slacik. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Board of Directors; reviewing and evaluating incumbent directors; selecting candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; assessing the performance of management and the Board of Directors; evaluating and establishing policies prohibiting the purchase of financial instruments designed to hedge against market risk; and overseeing corporate governance matters. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. All members of the Nominating and Corporate Governance Committee are independent (as currently defined in Nasdaq Marketplace Rule 5605(a)(2)).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long term interests of our stockholders. The Committee retains the right to modify these qualifications from time to time. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of our Board of Directors represent diverse viewpoints. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long term interests of stockholders. In conducting this assessment, the Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each director’s overall service during his or her term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such director’s independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent under applicable NASDAQ and SEC rules. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

AUDIT COMMITTEE

Three directors comprise the Audit Committee: Mr. Slacik (chair), Dr. Mackey, and Mr. Pendarvis. The Audit Committee oversees our corporate accounting and financial reporting process, the systems of internal control over financial reporting and disclosure controls and procedures. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits our financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; receives and reviews at least annually written statements from the independent registered public accounting firm affirming its independence and delineating its relationships with us or our employees with financial oversight roles that may reasonably be thought to bear on independence; confers with management and the independent registered public accounting firm regarding any allegation of fraud, whether or not material, that includes management or other employees who have any significant role in our internal control over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls; confers with management to ensure that adequate and effective processes are in place to maintain disclosure controls and procedures that ensure that information we are required to disclose is recorded, processed, summarized and reported accurately and within the applicable time periods and that such information is accumulated and communicated to management, as appropriate, to allow for timely decisions regarding required disclosure; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves or rejects related-person transactions; reviews and approves the disclosures to be included in our periodic reports on Form 10-K and Form 10-Q; and discusses with management and the independent registered public accounting firm the results of the annual audit and review of our quarterly financial statements. We have adopted a policy requiring the Audit Committee to hold executive sessions with our independent auditor and our financial management team as a routine item on the agenda for each of the Audit Committee’s regularly scheduled meetings other than telephonic meetings, for which executive sessions are held upon request of the Audit Committee, management, or the independent registered public accounting firm. The Audit Committee has adopted a written charter that may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com.

All communications directed to the Audit Committee in accordance with the Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Chair of the Audit Committee and designated outside counsel to the Company. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section under “Invest” on our website at www.sequenom.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members who served on the Audit Committee in 2015 were independent (as independence is currently defined in Nasdaq Marketplace Rule 5605(a)(2) and SEC Rule 10A-3). The Board of Directors has determined that Mr. Slacik qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Slacik’s level of knowledge and experience based on a number of factors, including his formal education and experience.

AUDIT COMMITTEE REPORT Ý

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee

Charles P. Slacik
Catherine J. Mackey
David Pendarvis

COMPENSATION COMMITTEE

Three directors comprise the Compensation Committee: Mr. Pendarvis (chair), Dr. Buechler and Dr. Lerner. The Compensation Committee establishes our executive compensation philosophy and reviews and approves our overall compensation strategy and policies. All members who served on the Compensation Committee in 2015 were independent and met the requirements as set forth in Nasdaq Marketplace Rule 5605(a)(2) and 5605(d). The Compensation Committee’s charter may be found in the Corporate Governance section under “Invest” on our website at www.sequenom.com. The functions of the Compensation Committee include, among other things: reviewing the compensation and other terms of employment of our Chief Executive Officer and recommending such compensation and items to the Board of Directors for its approval; reviewing and approving the compensation and other terms of employment of the other executive officers and reviewing and approving the compensation of our non-employee directors; reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us; and administration of our equity incentive and stock purchase plans and other benefit plans and programs. The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and other filings.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

Typically, the Compensation Committee meets in person in connection with regularly scheduled meetings of the Board of Directors and holds meetings with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer, Chief Financial Officer, and Director of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The named executive officers may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding their compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority in its sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor at the Company’s expense and shall be directly responsible for the appointment, compensation and oversight of the work of such advisors and will review the independence of such advisors prior to appointment, as required by SEC rules and regulations.

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

Under its charter, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of Mr. Pendarvis, Dr. Lerner and Dr. Buechler meets these requirements. Under its charter, the Compensation Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers; overseeing the overall compensation strategy for the Company; evaluating risks and consequences associated with the Company’s compensation policies and practices; establishing policies with respect to stockholder advisory votes on our executive compensation and the frequency of such advisory votes; reviewing and approving the terms of employment agreements, severance arrangements, change-of-control protections and any compensatory arrangement; administering the Company’s benefit plans; and reviewing and approving the compensation of our non-employee directors. The Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans and programs, and reviews executive officer compensation. The Compensation Committee annually evaluates the performance and determines the compensation of the executive officers of the Company (other than the Chief Executive Officer) based upon a mix of factors including the achievement of corporate goals, achievement of individual goals, overall individual performance, and comparisons with other biotechnology companies selected based on size and competition for talent. The Compensation Committee also works with the independent members of the Board of Directors to evaluate our Chief Executive Officer’s performance and the independent members of the Board of Directors determine the compensation of our Chief Executive Officer. The Chief Executive Officer was not present during the voting or deliberations by the Compensation Committee or the independent members of the Board of Directors regarding his compensation.

Historically, the Compensation Committee has typically made adjustments to annual compensation, determined bonus and equity awards and set new performance objectives consistent with the performance goals established by the Board of Directors at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, each year our Board of Directors, with input from our executive officers, defines measurable performance goals for the Company. Based upon these performance goals, the Compensation Committee, with input from our Board of Directors, weights each goal in view of each goal’s overall importance to the Company and establishes incentive compensation parameters that reward achievement of those goals. The Compensation Committee’s process comprises two related elements: (i) the determination of specific individual compensation levels and the implementation of performance objectives for the Company as determined by our Board of Directors and (ii) performance objectives for the executives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee members and the other independent non-employee members of the Board of Directors. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of current Company-wide compensation levels, and opinions, recommendations, and/or data from any compensation consultant that the Compensation Committee may have retained, including analyses of executive compensation paid at other companies identified by the consultant.

For 2015, the Compensation Committee relied upon information provided by outside compensation consultant Compensia, Inc., or Compensia, to assist the Compensation Committee with its compensation determinations for our executive officers and other employees, and our non-employee members of our Board of Directors. The Compensation Committee received information from Compensia about potential conflicts of interest and has analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees from the Company paid to Compensia as a percentage of Compensia’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by Compensia with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by Compensia. Based on these factors, the Compensation Committee determined that there were no conflicts of interest with respect to Compensia providing services to the Compensation Committee.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2015 as well as additional information regarding the role of the Compensation Committee and its processes and procedures are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, the following directors served as members of the Compensation Committee: Mr. Pendarvis, Dr. Buechler and Dr. Lerner. No member of the Compensation Committee has ever been our officer or employee nor has anyone who was a member in 2015 had a relationship with us requiring disclosure as a transaction with a related person. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee

David Pendarvis
Kenneth F. Buechler
Richard A. Lerner

SCIENCE COMMITTEE

Our Board of Directors established the Science Committee and its charter in November 2009. The Science Committee currently consists of: Dr. Buechler (chair), Dr. Lai-Goldman, Dr. Lerner, Dr. Lindsay, and Dr. van den Boom. The functions of the Science Committee include, among other things, evaluating the short and long term soundness and risks associated with the technology in which we are investing research and development efforts; providing strategic advice and making recommendations to our Board of Directors regarding prioritizations and resources related to current and planned research and technology initiatives; providing strategic advice to our Board of Directors regarding emerging science and technology issues and trends; reviewing, evaluating and reporting to our Board of Directors regarding the performance of our research leaders in achieving long term strategic goals and objectives and the quality, direction and competitiveness of our research and development programs; providing guidance on the recruitment and retention of scientific talent; reviewing with our management the sufficiency of our employee training in scientific processes, our laboratory controls and procedures, including procedures for the conduct of research and development and clinical studies, and the procedures for the storage and management of samples for testing; reviewing the sufficiency of external review of our research and development programs; providing oversight of our technology and intellectual property portfolios, including our pipeline of research and development programs and projects; reviewing our approaches to acquiring and maintaining a range of distinct technology positions; and advising our Board of Directors regarding the scientific merit of technology or products involved in licensing and acquisition opportunities.

* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL 2

APPROVAL OF THE COMPANY’S AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

On April 14, 2016, the Board of Directors adopted resolutions approving the amendment and restatement of our 2006 Equity Incentive Plan, or 2006 Plan, to, among other things, increase the number of shares of the Company’s common stock available for issuance under the 2006 Plan by an additional 5,386,000 shares. We refer to the 2006 Plan, as amended and restated by the Board of Directors on April 14, 2016, as the “Amended 2006 Plan” throughout this Proxy Statement.

In this Proposal 2, we are requesting stockholder approval of the Amended 2006 Plan in order to:

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increase the number of shares of our common stock authorized for issuance under the Amended 2006 Plan beyond those remaining available for future grant under the 2006 Plan by an additional 5,386,000 shares including a corresponding increase in the number of shares that may be issued in settlement of incentive stock option awards granted under the Amended 2006 Plan, in each case subject to adjustment for certain changes in our capitalization;

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impose certain minimum vesting requirements on full value awards (i.e., any stock award other than an option or stock appreciation right with an exercise or strike price that is at least 100% of the fair market value of our common stock on the date of grant) granted under the Amended 2006 Plan, such that no full value award granted under the Amended 2006 Plan on or after June 15, 2016 may vest until at least 12 months following the date of grant of the full value award; provided, however, that up to 5% of the share reserve of the Amended 2006 Plan may be subject to full value awards granted under the Amended 2006 Plan on or after June 15, 2016 that do not meet such vesting requirements;

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eliminate all “liberal share recycling” provisions, such that the following shares will not become available again for issuance under the Amended 2006 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise, strike or purchase price of a stock award granted under the Amended 2006 Plan or our 1999 Stock Incentive Plan, or Prior Plan; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award granted under the Amended 2006 Plan or the Prior Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise, strike or purchase price of a stock award granted under the Amended 2006 Plan or the Prior Plan; and (iv) in the event that a stock appreciation right granted under the Amended 2006 Plan or the Prior Plan is settled in shares, the gross number of shares subject to such award

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subject to exceptions made for extraordinary circumstances, establish a limit on non-employee director compensation so that the aggregate value of all compensation granted or paid to any individual for service as a non-employee director on the Board of Directors with respect to any calendar year, including awards granted under the Amended 2006 Plan and any cash fees paid by the Company to such non-employee director, will not exceed $500,000 in total value or in the event such non-employee director is first appointed or elected to the Board of Directors during such calendar year, will not exceed $1,000,000 in total value, in each case calculating the value of any awards based on the grant date fair value of such awards for financial reporting purposes; and

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for purposes of Section 162(m) of the Internal Revenue Code, (a) confirm the existing applicable annual award limits for purposes of compliance with Section 162(m), (b) confirm the existing performance criteria upon which performance goals may be based with respect to performance awards under the Amended 2006 Plan, and (c) confirm existing permitted means of adjustment and replace the term “extraordinary items” with the phrase “items that are ‘unusual’ in nature or that occur ‘infrequently’” in the list of adjustments to the method of calculating the attainment of performance goals for performance awards granted under the Amended 2006 Plan. The change to the adjustment language is proposed in response to the elimination of the concept of “extraordinary items” from generally accepted accounting principles.

If our stockholders fail to approve this Proposal 2, the Amended 2006 Plan will not be effective and the 2006 Plan will continue to be in effect in accordance with its existing terms. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the increase. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether this proposal has been approved.

Reasons to Approve the Amended 2006 Plan

Ability to Continue to Grant Equity Awards. The Board of Directors believes amending the 2006 Plan is necessary to ensure that the number of shares remaining available for issuance is sufficient, in light of our current capitalization, to allow us to continue to attract and retain the services of talented individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock awards to attract and retain key employees, and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other employees. We grant options or other stock awards to newly hired or continuing employees based on both competitive market conditions and individual performance.

Section 162(m) Compensation Approval. Approval of the Amended 2006 Plan by our stockholders is also required to ensure that stock options and performance-based awards granted under the Amended 2006 Plan will qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, which is referred to in this proxy statement/prospectus as “Section 162(m).” Section 162(m) denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m), among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance-based stock awards, and the amount of cash that may be subject to performance-based cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders and, accordingly, our stockholders are requested to approve the Amended 2006 Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance-based awards granted under the Amended 2006 Plan (as described in “—Description of the Amended 2006 Plan” below).

Important Aspects of the Amended 2006 Plan Designed to Protect our Stockholders’ Interests

While our Board of Directors is aware of and has considered the potential dilutive effect of additional stock awards and option grants, it also recognizes the performance and motivational benefits of equity compensation and believes that the proposed increase in available shares under the Amended 2006 Plan is consistent with our executive compensation philosophy and the compensatory practices of other companies in our peer group.

The Amended 2006 Plan includes certain provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

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Stockholder approval is required for additional shares. The Amended 2006 Plan does not contain an annual “evergreen” provision. Thus, stockholder approval is required each time we need to increase the share reserve allowing our stockholders the ability to have a say on our equity compensation programs.

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Repricing is not allowed. The Amended 2006 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the Amended 2006 Plan.

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Submission of Plan amendments to stockholders. The Plan requires stockholder approval for material amendments to the Plan, including as noted above, any increase in the number of shares reserved for issuance under the Amended 2006 Plan.

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Flexibility in designing equity compensation scheme. The Amended 2006 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and performance cash awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

Overhang

The following table provides certain additional information regarding our equity incentive program.

As of March 31, 2016
Total Shares Subject to Outstanding Stock Options	13,374,310
Total Shares Subject to Outstanding Full Value Awards	5,226,765
Weighted-Average Exercise Price of Outstanding Stock Options	$3.83
Weighted-Average Remaining Term of Outstanding Stock Options	6.4 years
Total Shares Available for Grant under the 2006 Plan (excluding proposed increase)	1,345,150
Total Shares Available for Grant under New Hire Equity Incentive Plan	300,000

As of the Record Date
Total Common Stock Outstanding	119,216,003
Closing Price of Common Stock as Reported on NASDAQ Global Select Market	1.45

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2015.

Fiscal Year 2015
Stock Options Granted	2,988,693
Full Value Awards Granted	$6,579,314
Stock Options Cancelled	2,429,669
Full Value Awards Cancelled	$9,406,009
Grant Date Fair Value of Common Stock Awards Outstanding(1)	$40,081,500

(1) Amount represents the grant date fair value of options and awards granted that are either exercisable or unvested at December 31, 2015.

Forecasted Utilization Rates

In evaluating the number of shares to add to the share reserve, our Board of Directors reviewed certain management forecasts of equity awards for issuance under the 2006 Plan. Management presented the forecasts below for the periods indicated.

	Fiscal 2015	Fiscal 2016	Fiscal 2017
	Actual	Forecast	Forecast
Stockholder Approval—June 2016	—	5,386,000	—
Shares Available for Award—Beginning Balance	8,610,574	6,766,450	9,629,450
Allocations
Options	(2,988,693)	(2,530,000)	(2,530,000)
RSAs and RSUs(1)	(2,226,591)	(3,293,000)	(3,293,000)
Total Allocations	(5,215,284)	(5,823,000)	(5,823,000)
Adjustments
Cancellations—Add(2)	3,371,160	3,000,000	3,000,000
Total Adjustments	(1,844,124)	(2,423,000)	(2,423,000)

Shares Available for Award—Ending Balance	6,766,450	9,629,450	6,806,450

(1) Estimated in 2016 and 2017 based on management expectations for grants

(2) Estimated in 2016 and 2017 based on actual cancellations in 2015, which may not be indicative of the actual cancellations in 2016 and 2017.

In addition, our Board of Directors reviewed certain forecasts of grant utilization for different categories of grants for the periods indicated, as summarized below. These forecasts included forecasts for executive and employee new hires, merit grants, initial and annual grants for non-employee directors, and discretionary grants.

	Fiscal 2015 Actual	Fiscal 2016 Forecast	Fiscal 2017 Forecast
Option Grants
— New Hire	409,220	400,000	400,000
— Merit	2,433,882	1,990,000	1,990,000
— Director	145,591	140,000	140,000
— Discretionary	—	—	—
Subtotal Option Grants	2,988,693	2,530,000	2,530,000

RSA and RSU Grants
— New Hires	209,925	200,000	200,000
— Merit	1,957,887	3,034,000	3,034,000
— Director	58,779	59,000	59,000
— Discretionary	—	—	—
Subtotal RSA and RSU Grants	2,226,591	3,293,000	3,293,000
Total	5,215,284	5,823,000	5,823,000

Note Regarding Forecasts and Forward-Looking Statements

We do not, as a matter of course, make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above include embedded assumptions regarding option exercise which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our Board of Directors recognized the high variability inherent in these assumptions.

However, we have included the above summary of these forecasts to provide visibility to certain information considered by our Board of Directors to evaluate this proposal. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded or relied upon as an indication that these forecasts will be predictive of actual future outcomes. Neither we, nor any other person, makes any representation regarding actual outcomes compared to the information contained in the above forecasts. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared. The forecasts rely upon factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond our control. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the year ended December 31, 2015.

Description of the Amended 2006 Plan

The material features of the Amended 2006 Plan are outlined below. The following summary describes the material features of the 2006 Plan as it would be in effect upon approval of this Proposal 2. This summary is qualified in its entirety by reference to the complete text of the Amended 2006 Plan which also reflects the changes described in the preceding sentence. Stockholders are urged to read the actual text of the Amended 2006 Plan in its entirety, which is set forth as Exhibit A to this proxy statement and may be accessed from the SEC’s website at www.sec.gov.

Background and Purpose

The terms of the Amended 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

The Amended 2006 Plan was adopted to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

Subject to adjustment for certain changes in our capitalization, the total number of shares of our common stock reserved for issuance under the Amended 2006 Plan will not exceed the sum of (i) 21,000,000 shares, (ii) the number of shares remaining available for issuance under the Prior Plan when the 2006 Plan originally became effective, (iii) the Prior Plan’s Returning Shares (as defined below), and (iv) 5,386,000 new shares that are subject to approval by our stockholders under this Proposal 2.

The “Prior Plan’s Returning Shares” are shares subject to stock awards granted under the Prior Plan that were outstanding when the 2006 Plan became effective that (i) are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued or (ii) are forfeited back to or repurchased by us because of the failure to vest.

The following shares will become available again for issuance under the Amended 2006 Plan: (i) any shares subject to a stock award granted under the Amended 2006 Plan that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to a stock award granted under the Amended 2006 Plan that are not issued because such stock award is settled in cash; and (iii) any shares issued pursuant to a stock award granted under the Amended 2006 Plan that are forfeited back to or repurchased by us because of the failure to vest.

The following shares will not become available again for issuance under the Amended 2006 Plan: (i) any shares that are reacquired or withheld (or not issued) by us to satisfy the exercise, strike or purchase price of a stock award granted under the Amended 2006 Plan or the Prior Plan; (ii) any shares that are reacquired or withheld (or not issued) by us to satisfy a tax withholding obligation in connection with a stock award granted under the Amended 2006 Plan or the Prior Plan; (iii) any shares repurchased by us on the open market with the proceeds of the exercise, strike or purchase price of a stock award granted under the Amended 2006 Plan or the Prior Plan; and (iv) in the event that a stock appreciation right granted under the Amended 2006 Plan or the Prior Plan is settled in shares, the gross number of shares subject to such award.

Eligibility

The persons eligible to receive awards under the Amended 2006 Plan consist of our employees, directors and consultants. However, the Amended 2006 Plan only allows for employees, including officers and directors that are employees, to be granted incentive stock options, or ISOs. As of March 31, 2016, there were approximately 422 employees, three consultants and eight directors, one of whom is also an employee, eligible to receive grants under the 2006 Plan.

Administration

The Amended 2006 Plan is administered by our Board of Directors, which may in turn delegate authority to administer the plan to a committee. The Board of Directors has delegated administration of the Amended 2006 Plan to the Compensation Committee. Subject to the terms of the Amended 2006 Plan, the Compensation Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the exercise price of options granted under the Amended 2006 Plan.

Subject to the terms of the Amended 2006 Plan, the Compensation Committee may delegate to one or more of our officers the authority to grant stock awards to our other officers and employees. Such officer would be able to grant only the total number of stock awards specified by the Compensation Committee and such officer would not be allowed to grant a stock award to him or herself.

Our Board of Directors does not have the authority to (i) reduce the exercise price of any outstanding options or stock appreciation rights under the Amended 2006 Plan, or (ii) cancel any outstanding options or stock appreciation rights under the Amended 2006 Plan that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the Amended 2006 Plan, unless the stockholders have approved such an action within a 12-month period preceding such an event.

Minimum Vesting Requirements

No full value award granted under the Amended 2006 Plan on or after June 15, 2016 may vest until at least 12 months following the date of grant of the full value award; provided, however, that up to 5% of the share reserve of the Amended 2006 Plan may be subject to full value awards granted under the Amended 2006 Plan on or after June 15, 2016 that do not meet such vesting requirements.

Director Compensation Limitations

The aggregate value of all compensation granted or paid to any individual for service as a non-employee director on the Board of Directors with respect to any calendar year, including awards granted under the Amended 2006 Plan and any cash fees paid by the Company to such non-employee director will not exceed $500,000 in total value, or, with respect to the calendar year in which such non-employee director is first appointed or elected to the Board of Directors during such calendar year, will not exceed $1,000,000 in total value. In each case, the value of any such awards will be calculated based on the grant date fair value of such awards for financial reporting purposes. However, the Board of Directors may make an exception to the applicable limit for any non-employee director in extraordinary circumstances as the Board of Directors may determine in its discretion, provided that any non-employee director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation. The Board of Directors has no current intention to make any significant adjustments to current Board compensation.

Stock Options

Stock options are granted pursuant to stock option agreements and the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the Amended 2006 Plan vest at the rate specified in the option agreement.

In general, the term of stock options granted under the Amended 2006 Plan may not exceed ten years. Unless the terms of an option-holder’s stock option agreement provide for earlier or later termination, if an option-holder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the option-holder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends. If an option-holder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the option-holder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the Amended 2006 Plan is determined by the Compensation Committee and may include cash, common stock previously owned by the option-holder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by the Compensation Committee.

Generally, an option-holder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an option-holder may designate a beneficiary who may exercise the option following the option-holder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an option-holder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonqualified stock options, or NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

●	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

●	the term of any ISO award must not exceed five years from the date of grant.

In addition, no employee may be granted options or stock appreciation rights under the Amended 2006 Plan covering more than 1,666,666 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards are granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Compensation Committee (subject to the limitations described in “Minimum Vesting Requirements” above). Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. A restricted stock unit award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours, or in consideration of payment of a purchase price, as determined by the Compensation Committee in its discretion. We may settle payments due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by the Compensation Committee, or in any other form of consideration determined by the Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee (subject to the limitations described in “Minimum Vesting Requirements” above). Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights are granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right is determined by the

Compensation Committee or its authorized delegate , but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by the Compensation Committee. In general, the term of stock appreciation rights granted under the Amended 2006 Plan may not exceed ten years. Unless the terms of a recipient’s stock appreciation right agreement provide for earlier or later termination, if a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service.

Performance Awards

The Amended 2006 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, directors and consultants are eligible to receive performance awards under the Amended 2006 Plan. Subject to the limitations described in “Minimum Vesting Requirements” above, the length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 1,666,666 shares of our common stock in the case of performance stock awards, or $1,000,000 in the case of performance cash awards.

In granting a performance award, the Compensation Committee sets a period of time, or a performance period, over which the attainment of one or more performance goals is measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Compensation Committee establishes the performance goals, based upon one or more pre-established performance criteria enumerated in the Amended 2006 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee certifies (in writing) whether the performance goals have been satisfied.

Performance goals under the Amended 2006 Plan are determined by the Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.

The Compensation Committee is authorized to determine whether, when calculating the attainment of performance goals for a performance period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any items that are ‘unusual’ in nature or that occur ‘infrequently’ as determined under generally accepted accounting principles. In addition, the Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the Amended 2006 Plan. The Compensation Committee and, pursuant to limited authority granted to it, the Non-Officer Stock Award Committee, has the authority to determine the persons to whom and the time or times at which such other stock awards are granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee (subject to the limitations described in “Minimum Vesting Requirements” above).

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the Amended 2006 Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the Amended 2006 Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.

Plan Amendments and Plan Termination

The Compensation Committee has the authority to amend or terminate the Amended 2006 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the Amended 2006 Plan as required by applicable law. Unless earlier terminated, the Amended 2006 Plan will automatically terminate on April 14, 2021.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The Amended 2006 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to or greater than the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The Amended 2006 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the per share sales price is less than the fair market value of the share on the date of exercise of the option, then the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short term or long term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition will be included in the optionee’s alternative minimum taxable income for that later year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award rather than on the date of vesting. The amount of ordinary income to be recognized upon such election is equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2006 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2006 Plan.

Where the rights are granted with a strike price equal to or greater than the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash (or value of the other property received) will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may be delivered only upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability, a change of control or an unforeseeable emergency. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock award.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our Chief Executive Officer and our three highest compensated officers disclosed in our proxy (but not our Chief Financial Officer) as of the end of a taxable year as disclosed in our SEC filings. Please see the Summary Compensation Table below for a current listing of covered employees.

Certain kinds of compensation, including qualified “performance based” compensation, are disregarded for purposes of the Section 162(m) of the Code deduction limitation. In accordance with United States treasury regulations issued under Section 162(m) of the Code, compensation attributable to certain stock awards will qualify as performance based compensation if (1) the award is granted by a committee of the Board of Directors consisting solely of “outside directors” (2) the stock award is granted, earned or exercisable only upon the achievement (as certified in writing by the committee) of an objective performance goal that was established in writing by the committee not later than the earlier of 25% of the performance period or 90 days after the beginning of the performance period and while the outcome is substantially uncertain, and (3) the material terms of the plan under which the award is granted (including the business criterion or criteria upon which the performance goal is based and the maximum amount payable under the award) is approved by stockholders. A stock option or stock appreciation right may be considered “performance based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The Plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) of the Code is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

New Plan Benefits

Awards under the Amended 2006 Plan are discretionary. No options or other stock awards have been granted on the basis of the 5,386,000 share increase for which stockholder approval is sought under this Proposal 2.

Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares subject to awards previously granted under the 2006 Plan (even if not currently outstanding) since its approval by the stockholders at our 2006 annual meeting and through March 31, 2016.

Name and Position	Number of Shares Underlying Awards Granted Under the 2006 Plan
Dirk van den Boom, Ph.D. President, Chief Executive Officer and Director Nominee	2,693,037
Carolyn D. Beaver Senior Vice President and Chief Financial Officer	642,062
Jeffrey D. Linton Senior Vice President, General Counsel and Secretary	556,000
Robin Weiner Senior Vice President, Corporate Governance and Regulatory Affairs	470,500
Daniel S. Grosu Senior Vice President and Chief Medical Officer	643,000

Kenneth F. Buechler, Ph.D. Director Nominee	291,206
Myla Lai-Goldman, M.D. Director Nominee	181,170
Richard A. Lerner, M.D. Director Nominee	317,943
Ronald M. Lindsay Director Nominee	1,598,911
Catherine J. Mackey, Ph.D. Director Nominee	49,685
David Pendarvis, Esq. Director Nominee	272,969
Charles P. Slacik Director Nominee	212,966
All current executive officers as a group	5,668,599
All current directors who are not executive officers as a group	2,924,850
All employees who are not current executive officers as a group	9,919,761
William J. Welch Former President and Chief Executive Officer	1,054,708
Each associate of any executive officers, current directors or director nominees	0
Each other person who received or is to receive 5% of awards	0

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	* Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	13,74,0665	3.57(1)	7,566,533
Equity compensation plans not approved by security holders(2)	310,000	6.30	240,000
Total	14,050,665		7,806,533(3)

(1) The weighted-average exercise price does not take into account 2,442,397 shares that may be issued under the outstanding restricted stock units.

(2) Represents shares issuable under our New-Hire Equity Incentive Plan, which was approved by our Board of Directors in February 2010. In February 2011, our Board of Directors increased the share reserve under the New-Hire Equity Incentive Plan by an additional 400,000 shares of common stock.

(3) Of the 7,806,533 shares available for issuance, 1,040,083 were reserved for issuance under our 1999 Employee Stock Purchase Plan (“ESPP”).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 2

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR RESTATED BYLAWS, AS AMENDED, TO PROVIDE THAT OUR BOARD OF DIRECTORS, OR ANY INDIVIDUAL DIRECTOR, MAY BE REMOVED AT ANY TIME, WITH OR WITHOUT CAUSE, BY THE HOLDERS OF A MAJORITY OF THE SHARES ENTITLED TO VOTE

AT AN ELECTION OF DIRECTORS

Our Board of Directors is requesting stockholder approval of an amendment to our Restated Bylaws, as amended, to provide that our Board of Directors, or any individual director, may be removed at any time, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Our Restated Bylaws, as amended, currently provide that neither our Board of Directors, nor any individual director, may be removed without cause, and that our Board of Directors, or any individual director, may be removed at any time only with cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

On December 21, 2015, the Delaware Chancery Court issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. The Chancery Court held that, in the absence of a classified board of cumulative voting, VAALCO’s “only-for-cause” director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid.

In light of the VAALCO decision, on January 28, 2016, we filed a Form 8-K disclosing that the Company would not attempt to enforce the “only for-cause” director removal provision and that we would also seek to amend the Bylaws at our 2016 Annual Meeting of Stockholders. As such, our Board of Directors is requesting stockholder approval of an amendment to our Restated Bylaws, as amended, to provide that our Board of Directors, or any individual director, may be removed at any time, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Stockholders are urged to read the actual text of the amendment to our Restated Bylaws, as amended, which is set forth as Exhibit B to the proxy statement.

The affirmative vote of the holders of at least 66 2/3% of the shares of our common stock that are outstanding on the record date for the annual meeting will be required to approve the amendment to our Restated By laws, as amended. Abstentions and broker non-votes will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THIS PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the 1934 Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the Board of Directors believes promote the creation of long term stockholder value and position the Company for long term success. As described more fully in the Compensation Discussion and Analysis, the mix of base pay, annual bonus and equity grants, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, create a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled advisory vote on the compensation of the Company’s named executives will be at the 2017 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 4

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited our financial statements since 2015. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Restated Bylaws, as amended, nor our other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THIS PROPOSAL 5

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2015 and 2014, by Ernst & Young LLP, our former principal independent registered public accounting firm, and by KPMG LLP, our current principal independent registered public accounting firm.

	2015 Actual Fees	2014 Actual Fees
Audit Fees of Ernst & Young LLP(1)	$ 231,981	$ 1,870,268
Audit Fees of KPMG LLP (1)	$ 765,480
Audit Related Fees	--	--
All Other Fees	--	--

Total Fees	$ 997,461	$ 1,870,268

(1) Includes fees and expenses related to the fiscal year integrated audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

All audit fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such pre-approval must be reported to the full Audit Committee at its next meeting.

During the fiscal year ended 2015, no services other than audit services were rendered by Ernst & Young LLP or by KPMG LLP.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged in a competitive process to determine the audit firm that would serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. As a result of that process, the Audit Committee approved a change in the Company’s independent registered public accounting firm, and on June 19, 2015, the Company notified Ernst & Young LLP of its dismissal as the Company’s independent registered public accounting firm effective as of that date.

The audit reports of Ernst & Young LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two fiscal years ended December 31, 2014 and 2013, and the subsequent interim period through June 19, 2015, the date of Ernst & Young LLP’s dismissal, there were no: (1) disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference in connection with its opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Ernst & Young LLP’s letter to the U.S. Securities and Exchange Commission stating its agreement with the statements in the above two paragraphs is filed as Exhibit 16.1 to the Company’s June 25, 2015 report filed on Form 8-K regarding this change.

On June 19, 2015, the Company selected KPMG LLP as its new independent registered public accounting firm, which selection was approved by the Audit Committee. During the years ended December 31, 2014 and 2013, and through June 19, 2015, the date of the Company’s decision to engage KPMG LLP, the Company did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2016 by: (i) each director and nominee for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total
Camber Capital Management, LLC(2) 101 Huntington Ave., #2550 Boston, MA 02199-8089	17,325,000	14.5%
Palo Alto Investors, LLC and certain affiliated parties(3) 470 University Avenue Palo Alto, CA 94301	10,023,842	8.4%
The Vanguard Group and certain affiliated parties(4) 100 Vanguard Blvd. Malvern, PA 19355	9,173,758	7.7%
BlackRock, Inc. and certain affiliated parties(5) 40 East 52nd Street New York, NY 10022	8,481,987	7.1%
Directors and Executive Officers
Carolyn D. Beaver(6)	272,122	*
Dirk van den Boom, Ph.D.(7)	708,944	*
Kenneth F. Buechler(8)	301,206	*
Daniel S. Grosu(9)	79,167	*
Myla Lai-Goldman(10)	165,170	*
Richard A. Lerner(11)	272,228	*
Ronald M. Lindsay(12)	930,134	*
Jeffrey D. Linton(13)	94,748	*
Catherine J. Mackey(14)	23,256	*
David Pendarvis(15)	252,969	*
Charles P. Slacik(16)	202,966	*
Robin Weiner(17)	276,675	*
All directors and executive officers as a group (12 persons)(18)	3,753,956	3.1%

*Less than one percent.

(1) This table is based upon information supplied by executive officers and directors and by principal stockholders on Schedules 13D and 13G filed with the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentages are based on 119,216,003 shares of common stock outstanding on March 31, 2016 adjusted as required by SEC rules.

(2) Based solely on the Schedule 13D, as amended, filed with the SEC on March 23, 2016, as of March 23, 2016, Camber Capital Management LLC has shared voting power and shared dispositive power over 17,325,000 shares. The number of shares held by Camber Capital LLC and its affiliates may have changed since the filing of the Schedule 13D.

(3) Based solely on the Schedule 13G, as amended, filed with the SEC on February 16, 2016, as of December 31, 2015, Palo Alto Investors, LLC, Patrick Lee, MD and Anthony Joonkyoo Yun, MD each have shared voting and dispositive power over 10,023,842 shares. Dr. Lee and Yun co-manage Palo Alto Investors, LLC. The number of shares held by Palo Alto Investors, LLC and its affiliates may have changed since the filing of the Schedule 13G.

(4) Based solely on the Schedule 13G filed with the SEC on February 11, 2016, as of December 31, 2015, The Vanguard Group, Inc. has sole voting power over 262,686 shares, sole dispositive power over 8,923,872 shares, and shared dispositive power over 249,886 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd, both wholly-owned subsidiaries of The Vanguard Group, are the beneficial owners of 249,886 and 12,800 shares, respectively, as a result of investment management agreements. The number of shares held by The Vanguard Group and its affiliates may have changed since the filing of the Schedule 13G.

(5) Based solely on the Schedule 13G, as amended, filed with the SEC on January 27, 2016, as of December 31, 2015, BlackRock, Inc., on behalf of itself and its wholly-owned subsidiaries (BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited and BlackRock Investment Management, LLC), has the sole voting and dispositive power over 8,194,921 and 8,481,987 shares, respectively. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of our common stock held by BlackRock, Inc. No one person’s interest in our common stock held by BlackRock, Inc. is more than 5% of our total outstanding common shares. The number of shares held by BlackRock, Inc. and its affiliates may have changed since the filing of the Schedule 13G.

(6) Includes 74,067 shares of common stock owned by Ms. Beaver, 10,000 shares of common stock owned by her spouse, and 188,055 shares of common stock that Ms. Beaver has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(7) Includes 103,044 shares of common stock owned by Dr. van den Boom and 605,900 shares of common stock that Dr. van den Boom has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(8) Includes 120,038 shares of common stock owned by Dr. Buechler and 181,168 shares of common stock that Dr. Buechler has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(9) Includes 59,167 shares of common stock that Dr. Grosu has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 20,000 restricted stock units that vest within 60 days after March 31, 2016.

(10) Includes 79,579 shares of common stock owned by Dr. Lai-Goldman and 85,591 shares of common stock that Dr. Lai-Goldman has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(11) Includes 27,383 shares of common stock owned by Dr. Lerner and 244,845 shares of common stock that Dr. Lerner has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(12) Includes 209,804 shares of common stock owned by Dr. Lindsay and 720,330 shares of common stock that Dr. Lindsay has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(13) Includes 27,853 shares of common stock owned by Mr. Linton and 66,895 shares of common stock that Mr. Linton has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(14) Includes 21,114 shares of common stock owned directly by Dr. Mackey and 2,142 shares of common stock that Dr. Mackey has the right to acquire from us upon the vesting of restricted stock unit awards within 60 days after March 31, 2016.

(15) Includes 112,969 shares of common stock owned by Mr. Pendarvis and 140,000 shares of common stock that Mr. Pendarvis has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(16) Includes 56,937 shares of common stock owned by Mr. Slacik and 146,569 shares of common stock that Mr. Slacik has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(17) Includes 37,238 shares of common stock owned by Ms. Weiner and 239,437 shares of common stock that Ms. Weiner has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(18) Includes 906,420 shares of common stock and 2,847,536 aggregate shares of common stock that such persons have the right to acquire from us upon the exercise of outstanding options or awards releasable within 60 days after March 31, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership within 10 days after he or she becomes a beneficial owner, director or officer and reports of changes in ownership of our common stock and other equity securities within two business days after the transaction is executed. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, our officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filings, with the exception of two late Section 16(a) filings for Daniel S. Grosu, due to an oversight by the Company which is responsible for filing Dr. Grosu’s Section 16(a) filings.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion covers the compensation arrangements for certain named executive officers, or NEOs, that have been named in the Summary Compensation Table included in this proxy statement and includes a general discussion and analysis of our executive compensation program as well as a series of tables containing specific compensation information.

2015 NAMED EXECUTIVE OFFICERS

Our NEOs for 2015 are listed below and include Mr. Welch and Dr. van den Boom, who each served as our principal executive officer for a portion of the year; Ms. Beaver, who served as our principal financial officer; and the three other most highly compensated executive officers (Dr. Grosu, Mr. Linton and Ms. Weiner):

●	Dirk van den Boom, Ph.D., our President and Chief Executive Officer(1)

●	Carolyn D. Beaver, our Senior Vice President and Chief Financial Officer(2)

●	Daniel S. Grosu, MD, our Senior Vice President and Chief Medical Officer(3)

●	Jeffrey D. Linton, our Senior Vice President, General Counsel and Secretary(4)

●	Robin Weiner, our Senior Vice President, Corporate Governance and Regulatory Affairs

●	William J. Welch, our former President and Chief Executive Officer(5)

(1) Dr. van den Boom served as our Chief Scientific & Strategy Officer until September 19, 2015 when he was appointed to the position of Interim President and Chief Executive Officer. He was named President and Chief Executive Officer on December 9, 2015. He was appointed to the Board of Directors on April 1, 2015.

(2) Ms. Beaver was promoted to the position of Chief Financial Officer effective June 10, 2014 and was named Senior Vice President and Chief Financial Officer on March 10, 2015.

(3) Dr. Grosu was hired for the position of Senior Vice President and Chief Medical Officer on March 2, 2015 to replace Allan T. Bombard, MD, our previous Chief Medical Officer, who retired on June 10, 2014.

(4) Mr. Linton was hired for the position of Senior Vice President and General Counsel on September 10, 2014, and was named Senior Vice President, General Counsel and Secretary on March 10, 2015.

(5) Mr. Welch resigned as an employee, executive officer and from the Board of Directors on September 18, 2015.

 EXECUTIVE SUMMARY

BUSINESS OVERVIEW

We are a life sciences company committed to enabling healthier lives through the development of innovative products and services. We serve patients and physicians by providing early patient management information. We offer our services in the U.S. and globally through licensing and commercial partnerships.

Our mission is to enable healthier lives as the premier provider of innovative genetic information with an exceptional customer experience. Our strategy is focused on expanding sales of our molecular diagnostic testing services for women’s healthcare, with an emphasis on noninvasive prenatal testing, or NIPT, for specific fetal chromosomal abnormalities.

Total revenues during 2015 decreased $23.3 million, or 15.4%, to $128.3 million when compared to $151.6 million during 2014. Net loss for 2015 was $16.3 million, compared to net income of $1.0 million 2014. Net income for 2014 of $1.0 million, $0.01 per share, included gains of $22.9 million on the pooled patents agreement and $15.4 million as a result of the sale of our Bioscience business. Total accessions for all tests during 2015 decreased by 17,100 units, or 8.7%, to 180,400 when compared to 197,500 during 2014. Net cash used in operating activities during 2015 was $20.2 million for the year ended December 31, 2015, compared to $28.1 million during 2014 and $88.1 million in 2013. As of December 31, 2015, we had available cash and cash equivalents and current marketable securities totaling $76.2 million. In 2015, we hired 141 new employees, including 22 sales and business development employees and 12 research and development-focused associates.

Upon the appointment of Dr. van den Boom as interim President & Chief Executive Officer on September 19, 2015, Dr. van den Boom and the Company’s senior management team conducted a detailed review of all of the Company’s operating functions, internal staffing levels, and corporate relationships. As a result of that review, in January 2016, we announced actions designed to sharpen our focus on our core women’s health business, reduce our operating costs and optimize our organizational structure and processes. Among these initiatives are plans to divest our North Carolina laboratory operations, partner non-core assets, improve laboratory efficiency and increase organizational effectiveness. We will focus our R&D programs on broadening the portfolio of tests serving obstetricians, gynecologists and maternal fetal medicine specialists, and expand our presence in the obstetrics and gynecology sales channel to better serve average risk and high risk pregnancies seen by these physicians. We are also seeking strategic partners for the commercialization of our oncology liquid biopsy assay with a concomitant reduction in research and development spending in this area. We also implemented actions to reduce our workforce by approximately 20%, or 110 positions. As a result of the restructuring program, we anticipate annualized cost savings will exceed $20 million in late 2016, once all reductions are fully implemented. Reductions are planned in both the cost of revenues and in operating expenses, primarily in research and development and general and administrative functions. In parallel with the efficiency initiatives and cost reductions, we have a goal of attaining a neutral operating cash flow run rate before the end of 2017.

The diagnostics business requires unique expertise to provide a test result with clinical utility to medical doctors, including deep knowledge of the laboratory business, regulatory environment and the ever changing health care reimbursement arena and competitive landscape. Our NEOs bring a depth and breadth of experience from successful organizations across the biotechnology world, having introduced disruptive diagnostics and drugs to world markets. Other members of our management team possess deep scientific understanding about next generation sequencing and other technologies or have experience growing successful commercial organizations.

As we have grown to learn and appreciate, potential employees with the skills and expertise necessary to succeed in our research and commercial environments carefully consider the caliber of a company’s management team when making employment decisions. As of March 31, of our approximately 421 employees, 40 hold Ph.D. or M.D. degrees and 60 hold other advanced degrees. Numerous employees have told us that the caliber, experience, and success of our leadership team were key factors in their decision to join the Company. Thus, we believe that to attract, motivate, and retain employees with the unique skills and abilities necessary to succeed throughout our organization, as well as to lead the Company, we need high performing and insightful executives with proven business, scientific, practical, and technical expertise. Accordingly, we have focused on developing competitive and appropriate compensation programs at every level of the Company.

COMMITMENT TO PAY FOR PERFORMANCE

Our executive compensation is weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. Specifically, annual cash bonuses for our executives are contingent on the achievement of multiple corporate performance goals and individual performance. As further described under “Annual Cash Bonus”, the Compensation Committee determined that the pre-determined corporate financial and operational goals for 2015 were satisfied at an aggregate performance level of approximately 50% which was less than the minimum 75% threshold required for triggering a payout, and therefore no corporate bonuses were paid for 2015 performance to NEOs. In addition, in light of our 2015 performance, the NEOs did not receive a base salary increase for 2016.

We did not achieve the level of performance required to earn bonus compensation for 2015 because we missed our goals for revenue and cash flow from operations for the year. We did not achieve this goal primarily because of lower than expected test volumes at lower average reimbursement rates and reduction in international diagnostic services revenue primarily reflected by the conversion of an international laboratory customer to a licensee. In response, we undertook the actions described in the Business Overview section above to improve performance in 2016 and beyond.

COMMITMENT TO RESPONSIBLE EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. Below we summarize certain executive compensation practices, both the responsible practices we have implemented and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do:

✓	Pay for performance (page 35)

✓	Grant performance-based options to our Chief Executive Officer (pages 40-41 and 47)

✓	Use a balanced mix of fixed and variable cash incentives and long-term equity (pages 39-41)

✓	Maintain stock ownership guidelines for our Chief Executive Officer and directors (pages 45 and 47)

✓	Maintain a compensation recovery (or “clawback”) policy (pages 37 and 46)

✓	Limit payments and benefits following a change in control of the Company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (page 46)

✓

Provide reasonable post-employment/change in control payments and benefits pursuant to a formal post-employment compensation program that applies uniformly (except with respect to payment and benefits levels) to all executives and includes a “best after-tax” provision for any parachute payments (pages 50-51)

✓	Conduct an annual assessment of compensation-related risk to effectively manage our compensation related risks profile (pages 13-15)

What We Don’t Do:

Í	We don’t provide perquisites or other personal benefits that are not available to all of our employees (page 39)

Í	We don’t re-price underwater stock options (page 44)

Í	We don’t guarantee salary increases or non-performance-based bonuses (page 39)

Í	We don’t provide excise tax gross-ups upon change in control of the Company (page 50)

Í	We prohibit hedging transactions and pledging of company stock by executive officers and directors (pages 45-46)

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2015 Annual Meeting of Stockholders, approximately 89% of the shares that were voted were cast in favor of our advisory vote on NEO compensation. Since 2012, when we received less than majority support for our NEO compensation, the Compensation Committee has undertaken a comprehensive review of our executive compensation program with the assistance of its independent compensation consultant. The goal of this review was to ensure that the Company’s compensation programs appropriately tie executive pay to Company performance. The 2015 vote confirmed that a great majority of stockholders agree that our redesigned executive compensation program aligns with stockholder objectives and is responsive to feedback received from stockholders. This was further confirmed during our outreach efforts in 2015, which included the following:

●	multiple in-depth discussions with most of our institutional stockholders before our 2015 Annual Meeting of Stockholders and follow-on discussions following our 2015 Annual Meeting,

●	examination of reports and analyses issued by the principal proxy advisory services,

●	analysis of compensation practices at peer companies, and

●	solicitation of advice from the Compensation Committee’s compensation consultant

Based upon the foregoing considerations, our Compensation Committee determined that it was not necessary to make any changes to our executive compensation program following the 2015 Annual Meeting of Stockholders; however the Compensation Committee ensured that we continue to adopt and maintain the following approaches, policies and guidelines set forth below that were implemented by us following our 2012 Annual Meeting of Stockholders as part of its ongoing evaluation of our executive compensation program and in response to stockholder feedback:

●	We provide detailed disclosure about our annual bonus program, including disclosing the weighting of each performance goal and more detail about each performance goal.

●

We granted time-based stock options that have value only if and to the extent that the market price of the Company’s common stock appreciates and is greater than the exercise price of the option at the time of exercise.

●

We continue to maintain stock ownership guidelines, which apply to our Chief Executive Officer and each of the non-employee members of our Board of Directors so that each of these individuals must maintain a certain level of ownership of the Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable.

●

We continue to maintain a clawback policy that applies to all of our current and former executive officers. If we are required to prepare an accounting restatement for any fiscal quarter or year and our Board of Directors determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then our Board of Directors may recoup certain incentive compensation paid to such individuals. The policy applies to all incentive compensation paid or awarded on or after the date the policy was adopted.

EXECUTIVE COMPENSATION PHILOSOPHY

The Compensation Committee has established and regularly reviews our executive compensation philosophy. The Compensation Committee has designed our executive compensation program to help us achieve our goals and objectives, including:

●	aligning our executive compensation with our business objectives;

●	providing incentives based on our performance as measured against annual company goals set by our full Board of Directors as well as individual performance objectives;

●	attracting, retaining, motivating and rewarding executive officers (including the NEOs) and maintaining a cohesive management team comprised of individuals with substantial skill and experience; and

●	aligning the financial interests of our executives with the long term financial interests of our stockholders.

To accomplish these goals and objectives, we have created an executive compensation program with three primary elements: base salary, annual cash bonus opportunities and long-term incentive compensation in the form of equity awards. We also provide a change in control severance benefit plan that provides specified payments and benefits in the event of certain terminations of employment in connection with a change in control of the Company.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program provides for the following elements and for the following reasons:

What We Pay	Why We Pay	Key Features
Base Salary

●  Provide a fixed level of cash compensation for performing the essential elements of the job; necessary to help attract and retain executives

●  Give executives a degree of certainty in the face of having a majority of their compensation “at risk”

●  Individual salaries may be above or below the applicable peer group, survey or market median to reflect the individual competencies, skills, experience, market availability of skills and sustained performance of the executive holding this position

Annual Cash Bonus

●  Motivate participants to focus their efforts on annual goals, and to take actions that maximize stockholder value

●  Tie financial rewards to measurable corporate objectives, reinforcing pay-for-performance

●  Provide a competitive variable award opportunity that motivates executives to achieve Company-wide operating and/or strategic objectives and individual abilities

●  Cash bonuses are based on an established target percentage of actual base salary during the fiscal year, with actual awards based on attainment of objective corporate goals and personal performance

●  Financial corporate performance goals are based on measurable financial metrics, such as revenue, gross margin, cash burn and operating expense

●  Nonfinancial corporate performance goals based on measurable strategic initiatives

●  Corporate goals are the same for NEOs as for all employees, which aligns the efforts of the entire organization

● If corporate goals are attained, the Compensation Committee determines whether each NEO has individually performed in a manner that warrants a bonus payment

●  Incentivizes and compensates for performance beyond 100% of the stated goals but also limits the potential opportunity with a reasonable cap of 130% of target

●  In unique circumstances, the Compensation Committee may grant one-time cash bonuses outside of the regular annual cash bonus program to recognize eligible employees for significant efforts related to exceptional achievement of transactional or strategic goals that were not contemplated when the regular annual bonus plan goals were determined.

Equity Awards	● Align the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company	● Long-term incentives are provided by annual grants of equity awards

What We Pay	Why We Pay	Key Features
	● Retain the services of our NEOs for a multi-year period, as an executive must continue employment with us for his or her equity awards to vest ● Allow us to attract and recruit new executives	● Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value directly tied to stock price performance

Employee Benefits	● Allow us to attract and recruit new executives

●  The same package of employee benefits that are provided to all full time employees, including health, dental and vision insurance or cash compensation in lieu of health insurance coverage, and group term life and disability insurance

●  Our NEOs do not receive any additional perquisites

A detailed discussion and analysis of these compensation elements is provided below.

SIGNIFICANT AT-RISK COMPENSATION

Our executive compensation is weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. A significant portion of the NEOs’ compensation is at risk and dependent upon the Company’s performance and/or an increase in the market price of the Company’s common stock. Specifically, annual cash bonuses for our executives are contingent on the achievement of multiple corporate performance goals and individual performance. In addition, the time-based options granted to our executives have value only if and to the extent that the market price of the Company’s common stock appreciates and is greater than the exercise price of the option at the time of exercise. There is risk that the actual economic value of these options could be as little as zero if our stock price were equal to or less than the exercise price of such stock options.

As shown in the above charts, for 2015, approximately 85.8% of Dr. van den Boom’s target total direct compensation was at risk, with approximately 77.3% of his target total direct compensation delivered in the form of equity-based awards. In addition, an average of 61.1% of our other NEOs’ target total direct compensation was at risk, with approximately 46% of our other NEOs’ target total direct compensation delivered in the form of equity-based awards, the actual economic value of which will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were equal to or less than the exercise price of such stock options. For purposes of calculating the amounts included in the foregoing chart, Dr. Grosu’s 2015 base salary and target cash bonus were annualized, and Mr. Welch’s compensation was not included due to his resignation in September 2015.

COMPARING REPORTED COMPENSATION WITH REALIZABLE COMPENSATION

We grant long-term incentives in the form of options to purchase shares of the Company’s common stock to align the interests of our executives with those of our stockholders and promote long-term decision-making. The value, if any, that may be realized from these options is directly tied to our stock price performance over a multi-year period, during which an NEO must continue to provide effective and satisfactory services to us for his options to vest. Similarly, we also grant long-term incentives in the form of restricted stock unit awards that are either performance or time-based and the value that may be realized from these depends on successful performance and/or stock price performance over a multi-year period during which an NEO must continue to provide effective and satisfactory services to us for his restricted stock units to vest.

The following chart illustrates the difference between the total direct compensation reported in the 2015 Summary Compensation Table for our Chief Executive Officers for each of the three years covered in the table and compensation actually realizable from base salary, annual cash bonuses, stock options and restricted stock awards granted during each of these three years. We believe this supplemental information is important because a significant amount of our Chief Executive Officers’ reported compensation is an incentive for future performance, which will provide an economic benefit only if the market price for the Company’s common stock is greater than the exercise price of the options at the time of exercise and, with respect to 100% of the shares subject to Dr. Hixson’s 2014 stock option, if the Company meets or exceeds the applicable stock price appreciation target. Effective June 10, 2014, Mr. Welch was provided the option to purchase up to 100,000 shares if the closing sales price as quoted on any established stock exchange or market is $5.00 or more for at least 30 consecutive trading days. As can be seen, the economic value actually realizable from the equity awards granted to our Chief Executive Officer during 2015, 2014 and 2013 differs significantly from the amounts required to be reported in the 2015 Summary Compensation Table for these equity awards. For purposes of the following chart, Dr. Hixson’s compensation is displayed for 2013, Mr. Welch’s compensation is displayed for 2014 and Dr. van den Boom’s compensation is shown for 2015.

(1) Total reported compensation is defined as total compensation as reported in the 2015 Summary Compensation Table.

(2) Total realizable compensation is defined as salary, non-equity incentive plan compensation and all other compensation as reported in the 2015 Summary Compensation Table, plus the intrinsic value of all equity awards granted in each of the three years covered in the table. For this purpose, we calculate the intrinsic value as the closing price of our common stock on December 31, 2015 less the per share exercise price, if any. For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2015 Summary Compensation Table on pages 47-48. The amounts reported as realizable compensation differ from the amounts reported as total compensation in the 2014 Summary Compensation Table and are not a substitute for those amounts.

COMPENSATION COMMITTEE’S ROLE IN THE EXECUTIVE COMPENSATION PROCESS

The Compensation Committee is currently comprised of three independent directors: Mr. Pendarvis (chair), Dr. Buechler and Dr. Lerner. Mr. Pendarvis replaced Mr. Slacik as chair in June of 2015 in connection with Board of Director committee membership rotations approved by our Board of Directors at that time. The Compensation Committee has responsibilities delegated to it by our Board of Directors as set forth in its charter, which may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com. Among its responsibilities, the Compensation Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans, and programs, and reviews and, except for Chief Executive Officer compensation, determines executive officer compensation.

In the case of our Chief Executive Officer, the Compensation Committee provides a compensation recommendation to the independent non-employee members of our Board of Directors during executive session and those members of our Board of Directors determine our Chief Executive Officer’s compensation. When the Compensation Committee and the independent members of our Board of Directors evaluate and determine compensation for our Chief Executive Officer, the Compensation Committee and the independent members of our Board of Directors meet in executive session without our Chief Executive Officer present.

The Compensation Committee met seven times during 2015. During these meetings, the Compensation Committee explored various alternatives to portions of the executive compensation program in addition to its regular duties of monitoring and approving compensation levels, approving the terms of compensation arrangements for new executives, and reviewing corporate goals as they relate to executive compensation. In addition to these meetings, throughout 2015, our Chief Executive Officer, Chief Financial Officer, Human Resources representatives, and Compensation Committee members were involved in numerous discussions regarding compensation matters. The Compensation Committee also reviews its charter each year, and made no changes to the charter in 2015.

The Compensation Committee maintains a calendar to make sure that selected matters (such as compensation strategy, base salary, bonus program, and equity awards) are reviewed on an annual basis. With respect to the annual bonus program, our Board of Directors, with input from our executive officers, defines measurable performance goals and determines the importance of each goal for the Company each year. The Compensation Committee establishes incentive compensation parameters that reward performance goal achievement. The Compensation Committee also takes into account the advisory vote of the Company’s stockholders on the compensation of the Company’s NEOs for the previous year.

ROLE OF OUR COMPENSATION CONSULTANT

For 2015, the Compensation Committee relied upon information provided by outside compensation consultant Compensia, to assist the Compensation Committee with its compensation determinations for our executive officers and other employees. For 2015, Compensia provided analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and assisted the Compensation Committee in adjusting our compensation program for executive officers as appropriate in order to better achieve our objectives. As part of their duties, Compensia provided the following services:

●	reviewed and provided recommendations on composition of peer groups;

●	provided compensation data for similarly situated executive officers at our peer group companies;

●

conducted a review of the compensation arrangements for our executive officers, including providing advice on our annual management bonus plan and long term incentive stock option and restricted stock unit program;

●	conducted a review of the relationship between our executive compensation arrangements and Company performance;

●	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation; and

●	provided director compensation data to the Compensation Committee.

Compensia provided compensation data for non-executive employees including salary and equity structure and bonus level recommendations. Compensia was engaged at the direction of the Compensation Committee and the Company paid the cost for Compensia’s services, which totaled $51,119.56 for 2015. Compensia did not provide any other services to the Company in 2015.

COMPETITIVE POSITIONING

For purposes of evaluating 2015 compensation for each of our executives and making 2015 compensation decisions, Compensia provided data from a custom Radford Life Sciences Industry Survey comprised of companies in the life sciences industry, in premium cost-of-living markets similar to San Diego, and with 400-800 employees, and also the Radford General Life Sciences Industry Survey for companies in the life sciences industry with 150-500 employees, which we collectively refer to as the survey data. Compensia also provided publicly available information for our 2015 peer group.

For 2015, seven peers were dropped and four new peers were added to the 2014 peer group. Our Compensation Committee decided to remove from the 2014 peer group (i) two members that had been acquired (Cadence Pharmaceuticals and Solta Medical), and (ii) five members that had annual revenue significantly lower than our own or had market capitalization and/or annual revenue significantly greater than our own. Our final 2015 peer group was comprised of eight existing peers from the 2014 group and four new additions which were more in line with our market capitalization and annual revenue multiples. Our 2015 peer group consisted of companies with between $70 million and $300 million in annual revenues, and market capitalizations of between $100 million and $1.6 billion. At the time of the study, as of October, 2015, we had approximately 448 employees, revenues of approximately $145 million and a market capitalization of approximately $382 million.

THE PEER GROUP INCLUDED THE FOLLOWING COMPANIES:

Affymetrix	Fluidigm	NanoString Technologies	Pacific Biosciences of California

Atrion	Genomic Health	Natera	Quidel

Albany Molecular Research	Harvard Bioscience	Nektar Therapeutics

Depomed	Luminex	NeoGenomics

Enzo Biochem	Meridian Bioscience	OraSure Technologies

The 2015 peer group was used as a reference for purposes of evaluating our base salary, annual bonus, and equity awards against the competitive marketplace. Compensia reported the survey data and 2015 peer group data to the Compensation Committee, our Chief Executive Officer, and Human Resources.

COMPENSATION ELEMENTS

BASE SALARY

When reviewing and analyzing the amount of each major component of compensation for our NEOs, the Compensation Committee reviews each component at the 25th, 50th, and 75th percentiles of the level of pay for executives with similar duties based on the survey data and the 2015 peer group data, and generally initially references the 50th percentile in setting our executive base pay, and then makes adjustments after considering other factors, as described below. This 50th percentile level has been selected by the Compensation Committee as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to our peer group. However, the Compensation Committee does not set compensation levels in order to meet specific benchmarks, but rather considers a variety of factors in setting compensation levels as may be needed to recruit or retain certain key executives, to reward exceptional performance or in unique circumstances.

Each year, the Compensation Committee reviews the annual base salaries for each of our executive officers, considering whether existing base salary levels continue to be at or close to the 50th percentile for the Company’s peer group companies. In addition to considering the peer group and survey data, the Compensation Committee considers other factors, including our Chief Executive Officer’s recommendations for the other NEOs, the salary level negotiated by an executive in his existing employment agreement, broader economic conditions, the financial health of the Company, the competition for a particular skill set in the market and whether the Compensation Committee and Chief Executive Officer are generally satisfied with an executive’s past performance and expected future contributions.

After considering Compensia’s competitive analysis, our Chief Executive Officer presented the Compensation Committee with proposals for an annual base pay increase for our executive officers employed as of January 1, 2015. Factors included in our Chief Executive Officer’s proposals to the Compensation Committee were the current executive salaries compared against the 50th percentile data, general industry information which established an average merit increase per year of approximately 4%, and specific employee performance, progress against goal achievement, and contribution to overall corporate performance and goal achievement.

In January 2015, the Compensation Committee, and for Mr. Welch, the independent non-employee member of the Board of Directors, approved increases to our senior management’s salaries effective as of January 1, 2015. In consideration of the factors described above, the base pay approved by the Compensation Committee for the majority of the NEOs was generally determined after referencing the 50th percentile, although one executive, Dr. van den Boom, had a base pay increase that was approved at a level higher than the 50th percentile in order to segue into the increase that would eventually be needed to facilitate our management succession planning and also to reward exceptional performance. The changes in base pay were as follows:

NEO	2014 Base Salary	2015 Base Salary	Percentage Increase for 2015

Dr. van den Boom(1)	$425,000	$475,000	11.8%

Ms. Beaver	$350,000	$357,000	2.0%

Dr. Grosu(2)	-	$400,000	-

Mr. Linton	$370,000	$377,400	2.0%

Ms. Weiner	$300,311	$305,566	1.7%

Mr. Welch	$450,000	$450,000	0%

(1) Dr. van den Boom’s base salary in his role as Chief Scientific and Strategy Officer was increased from $425,000 to $475,000 (an 11.8% increase) on January 1, 2015 as part of our annual salary review process. His base salary was further increased from $475,000 to $550,000 (a 16% increase) in September 2015 when he was appointed Interim President and Chief Executive Officer. As discussed in further detail below regarding equity awards, Dr. van den Boom received an enhanced equity award to target 50th percentile total compensation competiveness, and, at Dr. van den Boom’s request, his base salary was reduced 14% from $550,000 to $475,000 in December 2015 when he was named President and Chief Executive Officer., which amount is at the 25th percentile for the Company’s 2015 peer group companies. The Compensation Committee determined the appropriate base salary for the both the interim role and permanent appointment based on our management succession plan and to provide retention and reward exceptional performance.

(2) Dr. Grosu was hired on March 2, 2015. His 2015 base salary amount is annualized.

ANNUAL CASH BONUS

In January and March 2015, our Board of Directors, in conjunction with its work with our executive officers to establish our annual operating plan for the year, approved metrics for 2015 under our annual bonus program for our employees, including the NEOs. Initially, our Chief Executive Officer and Chief Financial Officer identified proposed corporate goals for the year that would support our annual operating plan, proposed relative weighting of these goals and proposed achievement and payout levels for each goal, and presented such goals, weightings, achievement levels, and payout levels within the framework of the annual bonus program to the Compensation Committee and full Board of Directors for consideration and approval.

Target Bonus Levels. Under the annual bonus program, the target annual bonus of each NEO for 2015 was expressed as a percentage of base salary. In establishing these target annual bonus levels, the Compensation Committee considered competitive market data provided by Compensia (with reference to the 25th, 50th, and 75th percentiles of the competitive market), the recommendations of our Chief Executive Officer with respect to each individual (except with respect to his own target annual bonus), the executive’s experience, authority and responsibility, and the value of the executive to the Company as a whole and to our key business initiatives. In the case of our Chief Executive Officer, his target annual bonus was established by our Board of Directors, based on its consideration of these same factors.

Each NEO’s target bonus for 2015 was determined after referencing the 50th percentile of the peer group and survey data.

The target annual bonus levels of the NEOs for 2015, stated as a percentage of base salary, were as follows:

NEO	2014 Target Level	2015 Target Level

Dr. van den Boom	60%	60%

Ms. Beaver	40%	40%

Dr. Grosu(1)		40%

Mr. Linton	40%	40%

Ms. Weiner	35%	35%

Mr. Welch	60%	70%

(1) Dr. Grosu was hired on March 2, 2015 so he did not have an annual bonus target in 2014.

Bonus Calculations and Performance Measures. Payouts were not made to NEOs under the annual bonus program for 2015 because the threshold level of corporate performance was not achieved. Under the annual bonus program, if bonus payouts for 2015 had been made, they would have been based on both corporate and individual performance, as follows:

((2015 Actual Salary x Bonus Target Percentage) x Corporate Performance) = Target Amount

Target Amount x Individual Performance = 2015 Individual Bonus Payout

The Board of Directors determines our actual performance for the year as measured against several pre-established corporate financial and operational goals. For any bonus payout for officers to be made under the annual bonus program, we must achieve at least 75% of the target level for the pre-established corporate goals in the aggregate. Assuming that this condition is satisfied, the Compensation Committee determines whether our executive officers each individually performed satisfactorily to earn a bonus payment under the annual bonus program for the year. The individual performance multiplier can range from .75 to 1.3.

The non-employee members of the Board of Directors, including the members of the Compensation Committee, established the corporate financial and operational goals, along with the target levels and relative weightings for 2015, as shown in the table below. The Board of Directors continues to believe that compensation should be tied to financial and operational goals that drive value and contribute to the long-term prosperity of the Company.

Bonus Program Decisions for 2015. In January 2016, the Compensation Committee determined that the corporate financial and operational goals for 2015 were satisfied at an aggregate performance level of approximately 50% which was less than the minimum 75% threshold required for triggering a payout under the annual bonus program for officers, as follows:

2015 Company Performance Goals	Target Achievement at 100%	Weighting	Actual Achievement	Percentage Earned

Launch three new laboratory-developed tests	Launch by Q3	25%	Launched in Q3	25%

Early access program for oncology liquid biopsy RUO product for five clinical partners	Finalize by Q3	25%	Finalized by Q3	25%

FY-15 Total Revenue	>$150M	25%	$128.2M	0%

FY-15 Annual Cash burn from operations	-$15M and $15M	25%	$24.8M	0%

Total		100%		50%

Because the Company did not achieve at least 75% of the target level for the pre-established corporate goals in the aggregate, the Compensation Committee did not consider the individual performance of each executive officer, and the full Board of Directors did not consider the individual performance of the CEO, for purposes of making its bonus decisions under the annual bonus program, as would have been done if the minimum threshold level of corporate performance had been met.

EQUITY AWARDS

Stock Options. Stock options provide a return to our NEOs only if the market price of our common stock appreciates over the stock option term and only if the NEO remains with us through each applicable vesting date. We do not re-price past stock option grants that may have an exercise price that exceeds the market price. Annual equity awards were granted in February 2015, and all of the stock options granted had exercise prices equal to the fair market value of our common stock as of the date of grant. Dr. van den Boom was also granted additional stock options at the time of his appointment as President and Chief Executive Officer on December 9, 2015 in order to reflect his increased responsibilities in that role and further align his interests with those of our stockholders. Options granted to our NEOs generally vest on a monthly basis over four years subject to each individual’s continued service to the Company.

Restricted Stock Unit Awards. In connection with the annual equity awards granted in 2015, the Compensation Committee also granted restricted stock unit awards to our NEOs. Dr. van den Boom was also granted restricted stock unit awards at the time of his promotion on December 9, 2015. The Compensation Committee believes that restricted stock unit awards serve as a long-term retention tool for our NEOs and are less dilutive than stock options since a lesser number of shares provide the same value as a greater number of stock options. The Compensation Committee also believes that restricted stock unit awards motivate our NEOs to increase the value of our common stock. The restricted stock unit awards vest in equal annual increments over four years.

2015 Equity Awards. As with cash incentive opportunities, in determining the equity opportunity for each of our executive officers, the Compensation Committee believes that the incentive opportunity should make up a larger portion of each executive officer’s target total compensation as the executive’s level of responsibility increases. Therefore, the equity awards for our Chief Executive Officer are generally a greater percentage of total compensation than are the equity awards granted to our other executive officers.

The values of prior outstanding equity awards and prior year equity awards were a factor in determining current year equity awards. Equity awards are determined by reference to the industry data as described above, the value of the particular executive officer to our Company as a whole and to our Company’s key business initiatives, and the individual’s performance and contribution to Company goals. The Compensation Committee desired a competitive and efficient plan and began by considering the 50th percentile of equity awards granted to executives with similar duties based on the survey data and the 2014 peer group data and made adjustments for individual performance considerations. This target level is a reference point in determining whether the equity award is likely to provide for sufficient retention and alignment of the interests of management with those of our stockholders with the goal of creating long-term growth and value for the Company.

In February 2015, the Compensation Committee and the independent members of our Board of Directors with respect to Mr. Welch granted options to purchase shares of our common stock and restricted stock unit awards to our senior management pursuant to our 2006 Plan. In December 2015, in connection with his appointment to the role of President and Chief Executive Officer, the Compensation Committee and the independent members of our Board of Directors granted options to purchase shares of our common stock and restricted stock unit awards to Dr. van den Boom pursuant to our 2006 Plan. These awards were in addition to those granted to Dr. van den Boom in February 2015 in connection with his previous position as Executive Vice President and Chief Scientific and Strategy Officer. The Compensation Committee and the independent members of our Board of Directors, in consultation with outside compensation consultant Compensia, determined that these awards represented awards at the 50th percentile of the peer group for the recruitment and retention for the position of President and Chief Executive Officer.

The NEOs received option awards in 2015 covering the number of shares set forth below:

NEO	Number of Shares	Grant Date Fair Value

Dr. van den Boom	1,059,167(1)	$1,312,090(1)

Ms. Beaver	91,000	$251,333

Dr. Grosu	160,000(2)	$581,312(2)

Ms. Weiner	24,000	$66,286

Mr. Linton	19,000	$52,476

Mr. Welch	230,000	$635,237

(1) Includes options to purchase 959,167 shares of common stock with a grant date fair value of $1,035,900 granted to Dr. van den Boom upon his appointment as President and Chief Executive Officer.

(2) Represents a stock option award granted upon Dr. Grosu’s commencement of employment with the Company.

The NEOs received restricted stock unit awards in 2015 for the number of shares set forth below:

NEO	Number of Shares	Grant Date Fair Value

Dr. van den Boom	831,880(1)	$1,277,600(1)

Ms. Beaver	72,000	$249,840

Dr. Grosu	80,000(2)	$367,200(2)

Ms. Weiner	20,000	$69,400

Mr. Linton	16,000	$55,520

Mr. Welch	180,000	$624,600

(1) Includes 751,880 restricted stock unit awards with a grant date fair value of $1,000,000 granted to Dr. van den Boom upon his appointment as President and Chief Executive Officer.

(2) Represents a restricted stock unit award granted upon Dr. Grosu’s commencement of employment with the Company.

The Company’s general policy is to make annual equity awards at the first Compensation Committee or full Board of Directors meeting each year, we do not time the granting of stock option or other equity awards with any favorable or unfavorable news relating to the Company, and all equity awards are granted at fair market value and in the case of options, with an exercise price at fair market value. During 2015, we were consistent with this approach. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental.

COMPENSATION POLICIES

Stock Ownership Guidelines. We adopted stock ownership guidelines (the “Ownership Guidelines”) in 2012 that require our Chief Executive Officer and non-employee members of our Board of Directors to maintain a certain level of ownership of our common stock. The Ownership Guidelines provide that each individual must own the number of shares of Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable, which amount shall be determined by multiplying the number of shares owned (and certain shares subject to vested restricted stock unit awards where issuance of shares is deferred and a portion of vested but unexercised shares underlying options for which the market price exceeds the exercise price) by such covered person and by the closing price of such shares on the date on which such evaluation is made. Each person will have a period of 5 years to comply with the ownership requirements starting from the later of the adoption of the Ownership Guidelines or the date such individual becomes covered by the Ownership Guidelines.

Anti-Hedging and Anti-Pledging Policies. We also maintain an insider trading policy that, in addition to prohibiting trading during closed window periods, prohibits such individuals from short selling our stock and using hedging instruments or borrowing against or pledging our stock. Additionally, our Code of Business Conduct and Ethics prohibits employees from engaging in any transaction in which an employee would derive an economic benefit as a result of a decline in our stock price.

Compensation Recovery Policy. We also maintain a policy for recoupment of incentive compensation, or a clawback policy. The clawback policy applies to any of our current and former executive officers who, at the relevant time, were designated by the Board as an officer for purposes of Section 16 of the 1934 Act (each, a “covered person”). Under the clawback policy, if we are required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of the clawback policy and the Board determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then the Board may recoup certain incentive compensation paid to the covered persons. Specifically, the Board may require a covered person to repay some or all of (i) any bonus compensation received that was calculated based on the financial statements that were subsequently restated, (ii) up to the full amount of any equity incentive grant received that was determined based on the financial statements that were subsequently restated and (iii) some or all of any gains realized on the exercise of stock options or on the open-market sale of vested shares during certain periods. The Board may seek recoupment from each applicable covered person from prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment.

JANUARY 2015 BONUS

In December 2014 we approved a one-time cash bonus to all our employees, including our NEOs, in recognition of their efforts toward completing execution of a series of agreements with Illumina, Inc. This bonus was paid in January 2015. The agreements with Illumina were important for our business because the agreements settled litigation with Illumina affiliates and provided a means for us to benefit financially from the use of Illumina’s and our NIPT technology by licensees on a global basis. The Compensation Committee determined that it was appropriate to recognize the Company’s employees with this special bonus because of the significant efforts displayed and the extraordinary results achieved by the Company’s employees on a transformational relationship that was not contemplated at the time the annual bonus plan goals were determined at the beginning of 2014. With respect to the NEOs, each was directly and significantly involved in the negotiations of the agreements with the multiple parties and devoted a significant amount of time and energy toward the transaction. The one-time bonus amounts awarded to Dr. van den Boom and Mr. Welch were each $150,000, a $115,000 bonus was awarded to Ms. Beaver, a $50,000 bonus was awarded to Mr. Linton, and a $90,000 bonus was awarded to Ms. Weiner.

OTHER COMPENSATION

All of our executive officers receive life and disability insurance benefits and either health insurance benefits under the programs that are available to all employees or cash payments in lieu of participating in those programs. The Company provides for a 401(k) plan but currently does not provide a “match” for employee contributions.

CHANGE IN CONTROL SEVERANCE BENEFIT PLAN

In 2007, the Compensation Committee approved a Change in Control Severance Benefit Plan (the “Change in Control Plan”), which provides three tiers of severance payments and benefits for designated senior executives in the event that their employment is terminated under certain circumstances in connection with a change in control of the Company. Each of the current NEOs, with the exception of Mr. Welch, is a participant in the Change in Control Plan.

We believe that the payments and benefits available under the Change in Control Plan are an important component of our overall executive compensation program because these payments and benefits help us retain executive talent and, in the event of a potential change of control, allow the executives to focus on the potential transaction without concern for their personal near-term financial future and to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. The Change in Control Plan also allows us to provide a standard set of payments and benefits to new and existing executives and avoids negotiation of individual arrangements with executive officers. In addition, the program is intended to align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize their own employment.

The payments and benefits available under the Change in Control Plan are subject to a “double trigger”; that is, they are payable only in the event that an executive officer loses his or her employment in connection with a change in control of Company. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment. The Change in Control Plan provides that following a covered termination, participants continue to receive, for a specified period based on the participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration for equity awards and health insurance and other benefits.

Each participant is assigned by the Compensation Committee to one of three tiers, based upon several factors including the participant’s title, role, and responsibility. The tier selection for each participant is determined by the full Board of Directors for the Chief Executive Officer and the Compensation Committee for executive officers. The Compensation Committee established three tiers in recognition of the different levels of involvement individual executives may have in potential corporate transactions. The estimated potential payments and benefits available under the Change in Control Plan are described in the “Post-Employment Payments” section below.

MR. WELCH’S SEPARATION AGREEMENT BENEFITS

In connection with Mr. Welch’s resignation, we entered into a separation agreement effective on September 18, 2015, under which he received the following benefits in exchange for providing us with a release of claims, which are consistent with the benefits to which Mr. Welch would have been entitled to had he been terminated without cause: (i) a lump sum payment equal to $550,000, which equals 12 months of his base salary, (ii) a lump sum payment equal to $275,301, which equals his targeted level bonus for 2015, pro-rated to the date of his resignation, (iii) a lump sum payment equal to $20,614, which is intended to assist with the cost of continued healthcare coverage for a period of 12 months, (iv) accelerated vesting of all outstanding stock options and other equity awards as if Mr. Welch had completed service with us for an additional 12 months, and (v) an extension of the exercise period of his vested stock options for a period of 12 months.

POLICY REGARDING TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Code generally provides that public corporations may not deduct remuneration in excess of $1 million paid to their chief executive officer and three other most highly-compensated executive officers (other than its chief financial officer) in any in a calendar year. Remuneration that qualified as “performance based” compensation within the meaning of the Code does not count toward the $1 million limit.

While the Compensation Committee is mindful of the benefit of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy regarding the limitation of executive pay to amounts that would be deductible under Section 162(m) of the Code. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders and retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation paid to, received by, and earned by our NEOs for the fiscal years ended December 31, 2015, December 31, 2014, and December 31, 2013.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Dirk van den Boom President and Chief Executive Officer	2015	494,231	150,000	1,277,600(5)	1,312,090(6)			825	3,234,745

	2014	407,625		164,155(7)	504,395	—	—	825	1,077,000

	2013	375,000		—	—	—	—	1,064	376,064

Carolyn D. Beaver Senior Vice President and Chief Financial Officer	2015	356,865	115,000	249,840(8)	251,333(9)			818	973,857

	2014	343,867		83,840(10)	136,144	—	—	794	564,645

Daniel S. Grosu Senior Vice President and Chief Medical Officer	2015	494,231(11)		367,200(12)	581,312(13)			825	1,443,567

Jeffrey D. Linton Senior Vice President, General Counsel and Secretary	2015	379,560	50,000	55,520(14)	52,476(15)			32,825(16)	570,381

	2014	111,000(17)		330,000(18)	326,675		—	16,241(19)	783,916

Robin Weiner Senior Vice President, Corporate Governance and Regulatory Affairs	2015	305,465	90,000	20,000(20)	66,286(21)			733	482,484

	2014	300,222		49,940(22)	78,591	—	—	721	429,474

William J. Welch Former President and Chief Executive Officer	2015	402,115	150,000	624,600(23)	635,237(24)			845,915(25)	2,658,486

	2014	432,954		190,120(26)	554,742	—	—	825	1,167,816

	2013	400,000		—	—	—	—	1,444	401,444

(1) Represents a one-time cash bonus approved in December 2014 and paid to all eligible employees in January 2015 in recognition of the execution of a series of agreements with Illumina, Inc. in December 2014. See “January 2015 Bonus” above.

(2) Represents the full grant date fair value of restricted stock units calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below.

(3) Represents the full grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below. The stock option grants to our executive officers generally vest on a monthly basis over four years, unless they are grants made in connection with the start of employment in which case such awards typically vest 25% after the first 12 months, with the remainder vesting in 36 successive equal monthly installments.

(4) Represents health insurance benefits, life, and disability insurance.

(5) Represents restricted stock unit awards for 80,000 and 751,880 shares of common stock granted to Dr. van den Boom at a fair value of $3.47 and $1.33 per share on the date of grant, respectively.

(6) Represents stock options for 100,000 and 959,167 shares of common stock granted to Dr. van den Boom at a fair market value of $2.76 and $1.08 per share on the date of grant, respectively.

(7) Represents restricted stock unit awards for 50,000 and 16,500 shares of common stock granted to Dr. van den Boom at a fair value of $2.27 and $3.07 per share on the date of grant, respectively.

(8) Represents restricted stock unit awards for 72,000 shares of common stock granted to Ms. Beaver at a fair value of $3.47 per share on the date of grant.

(9) Represents stock options for 91,000 shares of common stock granted to Ms. Beaver at a fair market value of $2.76 per share on the date of grant.

(10) Represents restricted stock unit awards for 18,000 and 14,000 shares of common stock granted to Ms. Beaver at a fair value of $2.27 and $3.07 per share on the date of grant, respectively.

(11) Represents a pro-rata portion of Dr. Grosu’s salary based on his March 2, 2015 start date with the Company.

(12) Represents restricted stock unit awards for 80,000 shares of common stock granted to Dr. Grosu at a fair value of $4.59 per share on the date of grant.

(13) Represents stock options for 160,000 shares of common stock granted to Dr. Grosu at a fair market value of $3.63 per share on the date of grant.

(14) Represents a restricted stock unit award for 16,000 shares of common stock granted to Mr. Linton at a fair value of $3.47 per share on the date of grant.

(15) Represents stock options for 19,000 shares of common stock granted to Mr. Linton at a fair market value of $2.76 per share on the date of grant.

(16) Represents health insurance benefits, life, and disability insurance in the amount of $825 and payment to Mr. Linton of temporary housing benefits in the amount of $32,000.

(17) Represents a pro-rata portion of Mr. Linton’s salary based on his September 10, 2014 start date with the Company.

(18) Represents a restricted stock unit award for 100,000 shares of common stock granted to Mr. Linton at a fair value of $3.30 per share on the date of grant.

(19) Represents health insurance benefits, life, and disability insurance in the amount of $241 and payment to Mr. Linton of temporary housing benefits in the amount of $16,000.

(20) Represents a restricted stock unit award for 20,000 shares of common stock granted to Ms. Weiner at a fair value of $3.47 per share on the date of grant.

(21) Represents stock options for 24,000 shares of common stock granted to Ms. Weiner at a fair market value of $2.76 per share on the date of grant.

(22) Represents a restricted stock unit award for 22,000 shares of common stock granted to Ms. Weiner at a fair value of $2.27 per share on the date of grant.

(23) Represents a restricted stock unit award for 180,000 shares of common stock granted to Mr. Welch at a fair value of $3.47 per share on the date of grant.

(24) Represents stock options for 230,000 shares of common stock granted to Mr. Welch at a fair market value of $2.76 per share on the date of grant.

(25) Represents payment to Mr. Welch in connection with his resignation on September 18, 2015 of (i) a lump sum payment equal to $550,000, which equals 12 months of his base salary, (ii) a lump sum payment equal to $275,301, which equals his targeted level bonus for 2015, pro-rated to the date of his resignation, (iii) a lump sum payment equal to $20,614, which was intended to cover the payment of continuation of benefits for a period of 12 months, and (iv) $618 which represents health insurance, benefit, life, and disability insurance during his 2015 tenure.

(26) Represents restricted stock unit awards for 54,000 and 22,000 shares of common stock granted to Mr. Welch at a fair value of $2.27 and $3.07 per share on the date of grant, respectively.

EMPLOYMENT AGREEMENTS

We have entered into an employment agreement with Dr. van den Boom and employment offer letters with Ms. Beaver, Dr. Grosu, Mr. Linton and Ms. Weiner. We had entered into an employment agreement with Mr. Welch, which is now terminated due to his resignation on September 18, 2015. These arrangements set forth the terms of employment for each of these individuals, including their initial base salary, target annual bonus, equity award recommendation, and participation in our health and welfare benefit plans. In addition, these arrangements stipulate that each individual is eligible for certain payments and benefits under our Change in Control Severance Benefit Plan. These post-employment compensation arrangements are discussed in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

The material terms and conditions of the employment arrangements of the NEOs are as follows.

MR. WELCH AND DR. VAN DEN BOOM

On January 29, 2014, we entered into employment agreements with Mr. Welch (as set forth below) and Dr. van den Boom that formalized their employment with us on an “at-will” basis as our Chief Executive Officer (Mr. Welch) and Chief Scientific and Strategy Officer (Dr. van den Boom). The agreements each have a term of 3 years and set forth the initial terms and conditions of their employment, including base salary, target annual bonus, and standard employee health and welfare benefit plan participation.

As set forth above, in connection with Mr. Welch’s resignation, we entered into a separation agreement effective on September 18, 2015, under which he received the following benefits to which he would have been entitled under his employment agreement, had he been terminated without cause: (i) a lump sum payment equal to $550,000, which equals 12 months of his base salary, (ii) a lump sum payment equal to $275,301, which equals his targeted level bonus for 2015, pro-rated to the date of his resignation, (iii) a lump sum payment equal to $20,614, which was intended to assist with the cost of continued healthcare coverage for a period of 12 months, (iv) accelerated vesting of all outstanding stock options and other equity awards as if Mr. Welch had completed service with us for an additional 12 months, and (v) an extension of the exercise period of his vested stock options for a period of 12 months.

Dr. van den Boom’s employment agreement is subject to future adjustment in the discretion of the Board of Directors based on an evaluation of individual performance and any company policies regarding adjustments in officer compensation established from time to time by the Board of Directors. Dr. van den Boom is entitled to certain payments in the event of the termination of their employment with us; these payments are discussed in more detail in the “Post-Employment Payments” section below. His employment agreement does not apply to any termination of Dr. van den Boom’s employment in connection with a change in control of the company, as provided for under our Change in Control Plan. Dr. van den Boom previously executed our standard proprietary information and invention agreement.

MS. BEAVER, DR. GROSU, MR. LINTON AND MS. WEINER

In connection with their initial employment with us, we entered into employment offer letters with each of Ms. Beaver, Dr. Grosu, Mr. Linton and Ms. Weiner. Each of these offer letters provides for “at-will” employment and sets forth the initial terms and conditions of employment of each individual, including his/her base salary, target annual bonus, standard employee health and welfare benefit plan participation, and a recommendation for an equity award. These compensation arrangements were subject to future adjustment in the discretion of the Compensation Committee based on an evaluation of corporate and individual performance, as well as other significant factors, including the competitive market environment and our incentive and retention objectives. In addition, these offer letters provided that each individual would be eligible for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company, under our Change in Control Severance Benefit Plan. Further, these employment offers were subject to execution of our standard proprietary information and invention agreement.

POST-EMPLOYMENT PAYMENTS

PAYMENTS NOT RELATED TO A CHANGE IN CONTROL

DR. VAN DEN BOOM    Under his employment agreements entered into on January 29, 2014, if Dr. van den Boom’s employment is terminated either by us without “cause” or by Dr. van den Boom for “good reason” (each as defined in his employment agreement), then he is eligible under his employment agreement to receive: twelve months of then-current base salary at the time of termination and a pro-rated (to the date of termination) portion of his target bonus level, both payable within 60 days of termination; continued health benefits for one year following the date of termination or until an earlier date that Dr. van den Boom obtains new employment that provides at least substantially the same benefits; accelerated vesting of all stock options and other equity awards issued by us for a period of 12 months following the date of termination; and an exercise period to exercise any outstanding vested stock option grants until the earlier of 12 months following employment termination or the expiration of the term of the stock option grant.

MR. WELCH  In connection with Mr. Welch’s resignation, we entered into a separation agreement effective on September 18, 2015, under which he received the following benefits to which he would have been entitled under his employment agreement, had he been terminated without cause: (i) a lump sum payment equal to $550,000, which equals 12 months of his base salary, (ii) a lump sum payment equal to $275,301, which equals his targeted level bonus for 2015, pro-rated to the date of his resignation, (iii) a lump sum payment equal to $20,614, which is intended to cover the payment of COBRA benefits for a period of 12 months, (iv) accelerated vesting of all outstanding stock options and other equity awards as if Mr. Welch had completed service with us for an additional 12 months, and (v) an extension of the exercise period of his vested stock options for a period of 12 months.

Except as set forth above, none of our NEOs are eligible to receive any payments or benefits upon a termination of employment that is not related to a change in control of the Company. In addition, except as set forth above, none of our NEOs are eligible to receive any payments or benefits if their employment is terminated for cause or as the result of retirement, death or disability.

PAYMENTS RELATED TO A CHANGE IN CONTROL

We currently provide post-employment payments and benefits to our NEOs in certain limited circumstances pursuant to our Change in Control Plan. Our Change in Control Plan provides payments and benefits to designated executive officers following a termination of employment in connection with a change in control of the Company. None of our NEOs are eligible to receive additional payments or benefits under their employment or letter agreements.

Our Change in Control Plan provides that following a covered termination of employment (as defined in the Change in Control Plan as a termination of employment by the Company without cause or a voluntary resignation of employment for good reason, either of which occurring within the one-month period preceding the date of a change in control or the 11-month period following a change in control), participants continue to receive, for a specified period based on each participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration of outstanding equity awards and health insurance and other benefits. Each participant is assigned by the Compensation Committee to one of three tiers.

We are not obligated under our Change in Control Plan or pursuant to any employment agreement to provide any tax gross-up payments intended to offset the cost of excise taxes that may be imposed if any payment provided to an NEO is considered a “parachute payment” for purposes of Sections 280G and 4999 of the Code. Under the Change in Control Plan, the total of any payments that would be considered “parachute payments” for purposes of Sections 280G and 4999 of the Code and subject to excise tax under Section 4999 of the Code are limited to the amount that would result in no excise tax being imposed (or, if greater, an amount in which the participant receives a net after-tax payment if the excise tax is assessed), a provision known as a “best-after-tax” arrangement.

TIER I. Mr. Welch was, and Dr. van den Boom is, assigned to Tier I. Participants who have been assigned to Tier I are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 24 months following termination of employment, subject to a reduction during the last six months of such period for any salary the participant receives from other full-time employment during the 24 months following termination of employment. Tier I participants are also eligible to receive a single lump-sum payment equal to 1.5 times their target bonus amount, and all unvested equity awards held by them will vest immediately upon termination of employment. We will also pay premiums for continuation of health plan coverage for 18 months following termination of employment.

TIER II. Ms. Beaver, Dr. Grosu, Mr. Linton and Ms. Weiner are assigned to Tier II. Participants who have been assigned to Tier II are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier II participants are eligible to receive a single lump-sum payment equal to such participant’s target bonus amount and all of the participant’s equity awards that use time-based vesting will immediately vest as to all remaining vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

TIER III. Participants that have been assigned to Tier III are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier III participants are eligible to have all equity awards that use time-based vesting immediately vest as to the next 24 months of vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

POTENTIAL POST-EMPLOYMENT PAYMENTS AND BENEFITS

The following table below sets forth the potential payments and benefits that would be received by the NEOs upon a termination of employment, including a termination of employment in connection with a change in control of the Company, assuming that the termination of employment occurred on December 31, 2015.

The value of the equity awards reported below represents the intrinsic value of the outstanding and unvested equity awards as of December 31, 2015 that would become vested as a result of such triggering event. The market value of the Company’s common stock used for such calculations was the closing price of the common stock on December 31, 2015 of $1.64 per share.

	Upon Termination Under Specified Circumstance Following a Change in Control
	Upon termination without cause ($)	Salary Continuation Value ($)	Bonus Continuation Value ($)	Benefit Continuation Value ($)	Equity Acceleration ($)	Total Value ($)
Dirk van den Boom, Ph.D., President and Chief Executive Officer	$781,401	$950,000	$427,500	$32,101	$1,758,795	$3,168,396
Carolyn D. Beaver, Senior Vice President and Chief Financial Officer	—	$357,000	$142,800	$19,710	$163,059	$682,569
Daniel S. Grosu, Senior Vice President and Chief Medical Officer	—	$400,000	$160,000	$14,332	$131,200	$705,532
Jeffrey D. Linton, Senior Vice President, General Counsel and Secretary	—	$377,400	$150,960	$21,401	$149,240	$699,001
Robin Weiner, Senior Vice President, Corporate Governance and Regulatory Affairs	—	$305,566	$106,948	$ 7,107	$81,180	$500,801
William J. Welch, Former President and Chief Executive Officer(1)	—	$550,000	$275,301	$20,614	$181,320	$1,027,235

(1) Mr. Welch resigned from the Company effective September 18, 2015 and as such amounts presented in the table represent the amounts paid to Mr. Welch as part of his separation agreement. The Equity Acceleration amount for Mr. Welch represents the intrinsic value of the additional twelve months’ worth of vesting of his stock options and restricted stock awards credited to him as of his separation date. The market value of the Company’s common stock used for such calculations was the closing price of the common stock on September 18, 2015 of $2.38 per share.

Under his employment agreements entered into on January 29, 2014, if Dr. van den Boom’s employment is terminated either by us without “cause” or by Dr. van den Boom for “good reason” (each as defined in his employment agreements), then he is eligible under his respective employment agreement to receive: twelve months of then-current base salary at the time of termination and a pro-rated (to the date of termination) portion of his target bonus level, both payable within 60 days of termination; continued health benefits for one year following the date of termination or until an earlier date that Dr. van den Boom obtains new employment that provides at least substantially the same benefits; accelerated vesting of all stock options and other equity awards issued by us for a period of 12 months following the date of termination; and an exercise period to exercise any outstanding vested stock option grants until the earlier of 12 months following employment termination or the expiration of the term of the stock option grant.

Tier I. Participants who have been assigned to Tier I are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 24 months following termination of employment, subject to a reduction during the last six months of such period for any salary the participant receives from other full-time employment during the 24 months following termination of employment. Tier I participants are also eligible to receive a single lump-sum payment equal to 1.5 times their target bonus amount, and all unvested equity awards held by them will vest immediately upon termination of employment. We will also pay premiums for continuation of health plan coverage for 18 months following termination of employment.

Ms. Beaver, Dr. Grosu, Mr. Linton and Ms. Weiner are assigned to Tier II. Participants who have been assigned to Tier II are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier II participants are eligible to receive a single lump-sum payment equal to such participant’s target bonus amount and all of the participant’s equity awards that use time-based vesting will immediately vest as to all remaining vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

2015 GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the grants of plan-based awards to the NEOs made during the fiscal year ended December 31, 2015.

	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Threshold/Target/Max) $	Estimated Future Payouts Under Equity Incentive Plan Awards (Threshold/Target/ Max) $	All Other Option Awards; Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Dirk van den Boom, Ph.D., President and Chief Executive Officer	02/10/2015	—	—	9,443(3)	3.47	26,081(7)
	02/10/2015	—	—	90,557(4)	3.47	250,109(7)
	02/10/2015	—	—	80,000(5)	3.47	277,600
	12/09/2015	—	—	64,315(3)	1.33	69,460(8)
	12/09/2015	—	—	894,852(4)	1.33	966,440(8)
	12/09/2015	—	—	751,880(5)	1.33	1,000,000

Carolyn D. Beaver, Senior Vice President and Chief Financial Officer	02/10/2015	—	—	67,520(3)	3.47	186,483(7)
	02/10/2015	—	—	23,480(4)	3.47	64,849(7)
	02/10/2015	—	—	72,000(5)	3.47	249,840(6)

Daniel S. Grosu, Senior Vice President and Chief Medical Officer	05/01/2015	—	—	82,025(3)	4.59	298,013(6)
	05/01/2015	—	—	77,975(4)	4.59	283,299(6)
	05/01/2015	—	—	80,000(5)	4.59	367,200
Jeffrey D. Linton, Senior Vice President, General Counsel and Secretary	02/10/2015	—	—	2,367(3)	3.47	6,537(7)
	02/10/2015	—	—	16,633(4)	3.47	45,939(7)
	02/10/2015	—	—	16,000(5)	3.47	55,520
Robin Weiner, Senior Vice President, Corporate Governance and Regulatory Affairs	02/10/2015	—	—	14,475(3)	3.47	39,979(7)
	02/10/2015	—	—	9,525(4)	3.47	26,307(7)
	02/10/2015	—	—	20,000(5)	3.47	69,400
William J. Welch, Former President and Chief Executive Officer	02/10/2015	—	—	11,228(3)	3.47	31,011(7)
	02/10/2015	—	—	218,772(4)	3.47	604,226(7)
	02/10/2015	—	—	180,000(5)	3.47	624,600

(1) This column reflects the date that our Board of Directors or the Compensation Committee, as applicable, approved the award.

(2) Represents the full grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718.

(3) Incentive stock option granted under the 2006 Equity Incentive Plan.

(4) Non-qualified stock option granted under the 2006 Equity Incentive Plan.

(5) Restricted stock unit awards granted under the 2006 Equity Incentive Plan.

(6) The grant date fair value of the option to purchase shares of the Company’s common stock granted on May 1, 2015 calculated using a Black-Scholes option pricing model based on the following assumptions: an expected volatility of 91.1%; an expected term to exercise of 7.12 years from the date of grant; a risk-free interest rate of 2.05%; and a dividend yield of 0%.

(7) The grant date fair value of the option to purchase shares of the Company’s common stock granted on February 10, 2015 calculated using a Black-Scholes option pricing model based on the following assumptions: an expected volatility of 92.1%; an expected term to exercise of 7.18 years from the date of grant; a risk-free interest rate of 1.74%; and a dividend yield of 0%.

(8) We granted Dr. van den Boom stock options that contained both service and market performance conditions. The stock option grant vests equally over 48 months, beginning on January 10, 2016. The stock options only become exercisable if the Company’s stock price appreciates such that the closing price is a minimum of $1.66 for at least 30 consecutive trading days. As these awards contained market conditions we determined the fair value of the options on the date of grant using a Monte Carlo Simulation model, which was determined to be $1.08 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth certain information regarding outstanding equity awards held by the NEOs at the end of the fiscal year ended December 31, 2015.

	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Dirk van den Boom, Ph.D., President and Chief Executive Officer	—	9,443(19)	3.47	2/10/2025	80,000(21)	131,200
	20,833(20)	69,724(20)	3.47	2/10/2025	—	—
	—	64,315(22)	1.33	12/9/2025	751,880(23)	1,233,083
		894,852(24)	1.33	12/9/2025	—	—
	—	16,842(1)	4.72	12/10/2022	9,375(2)	15,375
	56,250(3)	1,908(3)	4.72	12/10/2022	37,500(11)	61,500
	16,779(4)	4,167(4)	4.92	2/7/2022	12,375(12)	20,295
	79,054(5)	—	4.92	2/7/2022	—	—
	6,484(4)	—	6.70	2/14/2021	—	—
	56,016(5)	—	6.70	2/14/2021	—	—
	26,634(4)	—	5.92	8/3/2020	—	—
	48,366(5)	—	5.92	8/3/2020	—	—
	3,130(14)	—	3.38	10/20/2019	—	—
	26,870(15)	—	3.38	10/20/2019	—	—
	1,604(4)	—	25.15	1/16/2019	—	—
	9,396(5)	—	25.15	1/16/2019	—	—
	12,082(4)	—	14.07	12/1/2018	—	—
	7,918(5)	—	14.07	12/1/2018	—	—

	13,000(4)	—	8.66	2/12/2018	—	—
	6,150(4)	—	4.93	7/10/2017	—	—
	16,500(4)	—	4.93	7/10/2017	—	—
	5,380(4)	—	2.34	4/10/2016	—	—
	—	29,167(4)	2.27	2/1/2024	—	—
	45,833(5)	25,000(5)	2.27	2/1/2024	—	—
	—	29,492(7)	3.07	6/10/2024	—	—
	—	8,125(8)	3.07	6/10/2024	—	—
	—	70,508(9)	3.07	6/10/2024	—	—
	—	24,375(10)	3.07	6/10/2024	—	—

Carolyn D. Beaver, Senior Vice President and Chief Financial Officer	9,710(4)	3,998(4)	4.16	2/1/2023	3,426(13)	5,619
	12,518(19)	55,002(19)	3.47	2/10/2025	72,000(21)	118,080
	6,440(20)	17,040(20)	3.47	2/10/2025
	87,500(6)	12,500(6)	4.14	6/26/2022	13,500(11)	22,140
	16,500(4)	19,500(4)	2.27	2/1/2024	10,500(12)	17,220
	10,094(4)	18,406(4)	3.07	6/10/2024	—	—

Daniel S. Grosu, Senior Vice President and Chief Medical Officer	—	82,025(25)	4.59	5/1/2025	80,000(28)	131,200
	—	77,975(27)	4.59	5/1/2025	—	—

Jeffrey D. Linton, Senior Vice President, General Counsel and Secretary	30,303(6)	89,252(6)	3.30	11/3/2024	75,000(16)	123,000
	—	2,367(19)	3.47	2/10/2025	16,000(21)	26,240
	3,958	12,675(20)	3.47	2/10/2025	—	—
	3,551(6)	1,894(6)	3.30	11/3/2024	—	—

Robin Weiner, Senior Vice President, Corporate Governance and Regulatory Affairs	49,267(17)	—	7.22	10/1/2020	13,000(13)	21,320
	—	14,475(19)	3.47	2/10/2025	20,000(21)	32,800
	5,000	4,525(20)	3.47	2/10/2025
	733(18)	—	7.22	10/1/2020	16,500(11)	27,060
	7,859(4)	—	6.70	2/14/2021	—	—
	22,141(5)	—	6.70	2/14/2021	—	—
	18,623(4)	3,333(4)	4.92	2/7/2022	—	—
	58,044 (5)	—	4.92	2/7/2022	—	—
	—	15,168(4)	4.16	2/1/2023	—	—
	36,832(5)	—	4.16	2/1/2023	—	—
	—	23,292(4)	2.27	2/1/2024	—	—
	19,708(5)	—	2.27	2/1/2024	—	—

William J. Welch, Former President and Chief Executive Officer	10,677(26)	—	4.72	9/18/2016	—	—
	71,354(26)	—	4.72	9/18/2016	—	—
	87,967(26)	—	4.92	9/18/2016	—	—
	72,033(26)	—	4.92	9/18/2016	—	—
	150,000(26)	—	7.70	9/18/2016	—	—
	91,041(26)	—	3.47	9/18/2016	—	—
	69,750(26)	—	2.27	9/18/2016	—	—
	—	23,292(26)	3.07	9/18/2016	—	—

(1) Incentive options granted December 10, 2012 vesting over 4 years monthly.

(2) Restricted common stock unit grants on December 10, 2012, with 1/4 vesting yearly over four years.

(3) Non-qualified options granted December 10, 2012 vesting over 4 years monthly.

(4) Incentive stock options vesting monthly over 4 years from the grant date.

(5) Non-qualified options vesting monthly over 4 years from the grant date.

(6) New hire grant, vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.

(7) Market-based incentive stock options granted June 10, 2014, which vest on the 4th anniversary and are exercisable upon the Company’s stock price closing at or above $5.00 for at least 30 consecutive trading days after vesting.

(8) Market-based incentive stock options granted June 10, 2014, which vest monthly over 4-years and are exercisable upon the Company’s stock price closing at or above $3.84 for at least 30 consecutive trading days.

(9) Market-based non-qualified stock options granted June 10, 2014, which vest on the 4th anniversary and are exercisable upon the Company’s stock price closing at or above $5.00 for at least 30 consecutive trading days after vesting.

(10) Market-based non-qualified stock options granted June 10, 2014, which vest monthly over 4-years and are exercisable upon the Company’s stock price closing at or above $3.84 for at least 30 consecutive trading days.

(11) Restricted common stock unit grant on February 1, 2014, with  1⁄4 vesting yearly over 4 years on February 10, 2015, 2016, 2017, and 2018.

(12) Restricted common stock unit grant on June 10, 2014, with  1⁄4 vesting yearly over 4 years on June 10, 2015, 2016, 2017, and 2018.

(13) Restricted common stock unit grants on February 1, 2013, with 1/4 vesting yearly over 4 years on February 10, 2014, 2015, 2016, and 2017.

(14) Incentive options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.

(15) Non-qualified options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.

(16) Restricted common stock unit grant on November 3, 2014, with  1⁄4 vesting yearly over 4 years on November 3, 2015, 2016, 2017, and 2018.

(17) Incentive options granted October 1, 2010 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.

(18) Non-qualified options granted October 1, 2010 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.

(19) Incentive options granted February 10, 2015, vesting monthly over 4 years in equal monthly installments.

(20) Non-qualified options granted February 10, 2015, vesting monthly over 4 years in equal monthly installments.

(21) Restricted common stock unit grant on February 10, 2015, with  1⁄4 vesting yearly over 4 years on February 10, 2016, 2017, 2018, and 2019.

(22) Market-based incentive stock options granted December 9, 2015, which vest monthly over 4-years and are exercisable upon the Company’s stock price closing at or above $1.66 for at least 30 consecutive trading days.

(23) Restricted common stock unit grant on December 9, 2015, with  1⁄4 vesting yearly over 4 years on December 9, 2016, 2017, 2018, and 2019.

(24) Market-based non-qualified stock options granted December 9, 2015, which vest monthly over 4-years and are exercisable upon the Company’s stock price closing at or above $1.66 for at least 30 consecutive trading days.

(25) New hire incentive option grant, vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.

(26) On September 18, 2015 the Company entered into a Separation Agreement with Mr. Welch, which provided an extended exercise period until September 18, 2016 for all of Mr. Welch’s options exercisable as of September 18, 2015, his termination date. Additionally, the Separation Agreement allowed for the accelerated vesting of a portion of his unvested options and restricted common stock units, which allowed any unvested awards which would have vested within a year (from September 19, 2015 through September 18, 2016) of his termination date to accelerate to vest on September 18, 2015.

(27) New hire non- qualified option grant, vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.

(28) Restricted common stock unit grant on May 1, 2015, with  1⁄4 vesting yearly over 4 years on May 1, 2016, 2017, 2018, and 2019.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information regarding the exercise of options to purchase shares of the Company’s common stock and the vesting of stock awards for the NEOs for the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dirk van den Boom President and Chief Executive Officer	375	244	26,000	69,902
Carolyn D. Beaver Senior Vice President and Chief Financial Officer	—	—	9,714	33,253
Daniel S. Grosu Senior Vice President and Chief Medical Officer	—	—	—	—
Jeffrey D. Linton Senior Vice President, General Counsel and Secretary	—	—	25,000	44,000
Robin Weiner Senior Vice President, Corporate Governance and Regulatory Affairs	—	—	12,000	41,640
William J. Welch Former Chief Executive Officer	—	—	93,937	243,565

OPTION REPRICINGS

We did not engage in any option re-pricings of our outstanding equity awards during the fiscal year ended December 31, 2015.

PENSION BENEFITS

We do not have or sponsor any defined benefit or other actuarial plans.

NON-QUALIFIED DEFERRED COMPENSATION

We have a Deferred Compensation Plan that is intended to comply with the requirements of Section 409A of the Code and the Deferred Compensation Plan was amended in 2008 in order to comply with legislative changes to the Code.

The Deferred Compensation Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for our directors and a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Deferred Compensation Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash director fees, base salary, cash bonus awards, stock unit awards, discretionary cash awards and any other payments designated by the Deferred Compensation Plan committee as eligible for deferral under the Deferred Compensation Plan from time to time.

Under the Deferred Compensation Plan, we provide participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation. Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited to a bookkeeping account established in the name of the participant. The participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. Elective deferrals of stock unit awards are credited to a bookkeeping account established in the name of the participant with respect to an equivalent number of shares of our common stock, and such credited shares are subject to the same vesting conditions as are applicable to the stock unit award. We may also make discretionary contributions to participants’ accounts in the future although we do not currently do so. Any discretionary contributions made by us in the future would be subject to such vesting arrangements as we may determine.

Amounts contributed to a participant’s account through elective deferrals of cash compensation or through our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed pursuant to the Deferred Compensation Plan.

At the time of deferral, with respect to the allocation of amounts credited to their bookkeeping accounts, participants may select from a range of phantom investment alternatives that mirror the gains or losses of several different investment funds, including our common stock. Deferrals of stock unit awards under the Deferred Compensation Plan are automatically allocated to our common stock fund and may not be allocated to any other fund.

Under the Deferred Compensation Plan, we will be obligated to deliver on a future date deferred compensation credited to the participant’s account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the participant under the Deferred Compensation Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unfunded, unsecured general obligations of the Company and rank in parity with other unsecured and unsubordinated indebtedness of the Company, subject to the claims of our general creditors. The Obligations are not transferable except upon death of the participant.

Payments will be distributed in the form of a lump sum payment or in up to ten annual installments upon either termination of service or a selected specified distribution date or dates, depending upon the election made by the participant at the time of deferral. If a participant’s service with us terminates prior to the selected specified distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon termination of service will generally commence at termination of service. Payment triggered upon termination of service may also commence in a specified year up to five years following the date of termination of service in accordance with the participant’s deferral election if the participant has completed at least five years of service with us at the time of termination. If a participant’s service terminates with us due to disability or the participant is receiving installment payments and becomes disabled prior to payment of all the installments, the Obligation will become immediately payable. If the participant’s service terminates with us due to participant’s death or the participant is receiving installment payments and dies prior to payment of all the installments, the Obligation will either continue to be paid in accordance with the payment schedule that applied prior to the participant’s death or will become immediately payable if so specified in accordance with the participant’s deferral election. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Code. Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.

A committee appointed by our Board of Directors administers the Deferred Compensation Plan. We can amend or terminate the Deferred Compensation Plan at any time, but no such action shall unilaterally reduce a participant’s account balance without his or her consent prior to the date of such action. We may adopt any amendments to the Deferred Compensation Plan that we deem necessary or appropriate to preserve the intended tax treatment of the Deferred Compensation Plan benefits or to otherwise comply with the requirements of Section 409A of the Code and related guidance.

BOARD OF DIRECTOR COMPENSATION

We currently provide compensation to our non-employee directors for their service on our Board of Directors and on the committees of our Board of Directors through cash retainers and equity awards in the form of restricted stock or options to purchase shares of the Company’s common stock. Our non-employee directors may elect, in December of each calendar year, to have a portion or all of their retainers for the following calendar year paid in cash, restricted stock awards, or stock options. The number of shares of common stock subject to a restricted stock award is equal to the amount of cash that would have been received but for the election, divided by the average daily closing market price of the common stock for the month of November. The number of shares of common stock subject to a stock option award is equal to the dollar equivalent value of a stock option as calculated using a Black-Scholes option-pricing model, divided into the amount of cash that would have been received but for the election. The exercise price of the stock option is equal to the fair market value of our common stock on the date of grant. The restricted stock awards, and stock options are granted on the first trading day of January and vest quarterly over the calendar year subject to continued service as a non-employee director on the applicable vesting dates.

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2015 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Total ($)
Kenneth F. Buechler	20,000	50,660	74,294	144,954
John A. Fazio(2)	30,000	—	—	30,000
Myla Lai-Goldman	—	67,704	50,916	118,620
Harry F. Hixson, Jr.(3)	16,000	—	—	16,000
Richard A. Lerner	12,000	50,660	—	62,660
Ronald M. Lindsay	11,000	50,660	—	61,660
Catherine J. Mackey	12,000	50,660	—	62,660
David Pendarvis	3,000	50,660	61,487	115,147
Charles P. Slacik	8,000	50,660	38,426	97,086

(1) Represents the full grant date fair value of option and restricted stock awards for awards granted during 2015 calculated in accordance with FASB ASC Topic 718.

(2) Mr. Fazio served as a member of the Board of Directors until June 17, 2015.

(3) Dr. Hixson served as a member of the Board of Directors until March 31, 2015.

STOCK OWNERSHIP GUIDELINES

As described above under “Compensation Policies – Stock Ownership Guidelines,” in December 2012, our Board of Directors adopted the Ownership Guidelines, which applies to our Chief Executive Officer and each of our non-employee directors. The Ownership Guidelines provides that our non-employee directors must directly own shares of the Company’s common stock having a value equal to at least three times the amount of their annual cash retainer, which value is to be determined by multiplying the number of shares owned by the closing market price of the shares on the date that is five years from the later of the effective date of the Ownership Guidelines or the date that he or she becomes a director, measured as of the last day of the applicable fiscal year. Each non-employee director has a period of five years to comply with this requirement; measured from the later of the date of adoption of the Ownership Guidelines or the date such individual becomes a non-employee director. The Ownership Guidelines also provides that, until such time as a non-employee director satisfies this requirement, he or she (i) must hold all shares of common stock received in lieu of cash compensation and 50% of the net shares of common stock received from equity awards and (ii) will receive at least 25% of his or her annual retainer in shares of the Company’s common stock.

RETAINER PAYMENTS FOR BOARD OF DIRECTORS AND COMMITTEE SERVICE

The Compensation Committee oversaw the compensation of our non-employee directors for 2015. For 2015 annual retainers were paid as follows:

Type of payment	Amount
Annual retainer for all Directors	$40,000
Additional annual retainer for the Chairman of the Board	$20,000
Additional annual retainer for the Chairman of the Audit Committee	$20,000
Additional annual retainer for Audit Committee Members (non-Chair)	$6,000
Additional annual retainer for the Chairman of the Compensation Committee	$14,000
Additional annual retainer for Compensation Committee Members (non-Chair)	$4,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	$9,000
Additional annual retainer for Nominating and Corporate Governance Committee Members (non-Chair)	$2,000
Additional annual retainer for the Chairman of the Science Committee	$14,000
Additional annual retainer for Science Committee Members (non-Chair)	$4,000

Retainer payments are paid in cash, restricted stock awards or stock options, at the election of each individual director. Our non-employee directors are also eligible to be reimbursed for their expenses incurred in connection with attendance of our Board of Directors and committee meetings.

EQUITY AWARDS

In June 2015, in connection with their re-election to our Board of Directors, our existing non-employee directors each received an option to purchase 20,000 shares of the Company’s common stock. These options vest upon the earlier of the first anniversary of the grant date or the date of the next annual meeting of Stockholders, they have a ten year term, and they are exercisable for a period of three years following cessation of service as a member of our Board of Directors (subject to the option term).

The following table sets forth the number of shares of the Company’s common stock subject to the option awards and restricted stock awards granted to our non-employee directors in 2015:

Name	Stock Options	Restricted Stock
Kenneth F. Buechler	20,000	19,398
John A. Fazio	—	—
Myla Lai-Goldman	25,591	13,294
Harry F. Hixson, Jr.	—	—
Richard A. Lerner	20,000	—
Ronald M. Lindsay	20,000	—
Catherine J. Mackey	20,000	—
David Pendarvis	20,000	16,054
Charles P. Slacik	20,000	10,033

RELATED TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving or ratifying related-persons transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Audit Committee Charter, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee for consideration and approval or ratification. Our Audit Committee will generally review the material facts with respect to any such transaction, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee may take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director would recuse himself from the deliberations and approval. Generally, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee would look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

We have entered into employment agreements with certain of our officers. Please see “Employment Contracts” and “Post-Employment Payments” sections under “Executive Compensation” above.

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Restated Bylaws, as amended.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, bank or other agent, and direct a written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact us at (858) 202-9000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Investor Relations Department, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by telephone at (858) 202-9000.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the 2016 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey D. Linton
Secretary

April 27, 2016

EXHIBIT A: 2006 EQUITY INCENTIVE PLAN

Sequenom, Inc.

2006 Equity Incentive Plan

Approved By Board: April 10, 2006

Approved By Stockholders: May 31, 2006

Amended By Stockholders: May 29, 2008

Amended By Stockholders: June 14, 2010

Amended By Stockholders: June 15, 2011

Amended By Stockholders: June 11, 2012

Amended By Stockholders: June 11, 2013

Amended By Stockholders: [            , 2016]

Termination Date: April 14, 2021

(Adjusted to Reflect 1-for-3 reverse stock split effected June 1, 2006)

1.	GENERAL.

(a)        Successor to Prior Plan.  This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. The Plan is intended as the successor to the Sequenom, Inc. 1999 Stock Incentive Plan (the “Prior Plan”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan, except that the Board may elect to extend one or more of the features of the Plan to stock awards granted under the Prior Plan. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b)        Eligible Award Recipients.     The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)        Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)        General Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	ADMINISTRATION.

(a)          Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)          Powers of Board.   The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)        To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)        To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)        To settle all controversies regarding the Plan and Awards granted under it.

(iv)        To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)        To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)        To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)        To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.

(viii)        To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plan, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix)        Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)        To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)          Delegation to Committee.

(i)        General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)        Section 162(m) and Rule 16b-3 Compliance.   In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with

Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)        Delegation to an Officer.  The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.

(e)        Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f)        Cancellation and Re-Grant of Stock Awards.    Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

(g)        Minimum Vesting Requirements.   No Full Value Award granted on or after June 15, 2016 may vest (or, if applicable, be exercisable) until at least twelve (12) months following the date of grant of the Full Value Award; provided, however, that up to five percent (5%) of the Share Reserve (as defined in Section 3(a)) may be subject to Full Value Awards granted on or after June 15, 2016 that do not meet such vesting (and, if applicable, exercisability) requirements.

3.	SHARES SUBJECT TO THE PLAN.

(a)        Share Reserve.   Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed, in the aggregate, the sum of (i) twenty-one million (21,000,000) shares, plus (ii) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (iii) the number of shares added to the reserve pursuant to subsection 3(b), plus (iv) five million three hundred eighty-six thousand (5,386,000) shares that were approved at the Company’s 2016 Annual Meeting of Stockholders (the “Share Reserve”). For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD

Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

(b)          Additions to the Share Reserve.   The Share Reserve under the Plan shall be increased from time to time by a number of shares equal to the number of shares of Common Stock subject to stock awards outstanding under the Prior Plan as of the Effective Date that (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued or (ii) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.

(c)          Reversion of Shares to the Share Reserve.

(i)        Shares Available for Subsequent Issuance.    The following shares of Common Stock will become available again for issuance under the Plan: (A) any shares subject to a Stock Award that are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued; (B) any shares subject to a Stock Award that are not issued because such Stock Award or any portion thereof is settled in cash; and (C) any shares issued pursuant to a Stock Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares. Notwithstanding the provisions of this subsection 3(c)(i), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(ii)        Shares Not Available for Subsequent Issuance.  The following shares of Common Stock will not become available again for issuance under the Plan: (A) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of a Stock Award granted under the Plan or a stock award granted under the Prior Plan (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a Stock Award granted under the Plan or a stock award granted under the Prior Plan; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of a Stock Award granted under the Plan or a stock award granted under the Prior Plan; and (D) in the event that a Stock Appreciation Right granted under the Plan or a stock appreciation right granted under the Prior Plan is settled in shares of Common Stock, the gross number of shares of Common Stock subject to such award.

(d)          Incentive Stock Option Limit.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be the number of shares of Common Stock in the Share Reserve.

(e)          Section 162(m) Limitation on Annual Grants.   Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million six hundred sixty-six thousand, six hundred and sixty-six (1,666,666) shares of Common Stock.

(f)        Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $500,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes. The Board may make an exception to the applicable limit in this Section 3(f) for any Non-Employee Director in extraordinary circumstances, as the Board may determine in its discretion, provided that any Non-Employee Director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

(g)        Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4.	ELIGIBILITY.

(a)        Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)        Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)        Consultants.  A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock

Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)          Term.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b)          Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c)          Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i)        by cash, check, bank draft or money order payable to the Company;

(ii)        pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)        by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)        by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)        in any other form of legal consideration that may be acceptable to the Board.

(d)          Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)        Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)        Domestic Relations Orders.   Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii)        Beneficiary Designation.        Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e)          Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f)          Termination of Continuous Service.    Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g)          Extension of Termination Date.    An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h)        Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)        Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)        Non-Exempt Employees.    No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)        Restricted Stock Awards.   Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)        Consideration.      A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)       Vesting.  Subject to Section 2(g), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)      Termination of Participant’s Continuous Service.     In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)      Transferability.    Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)        Restricted Stock Unit Awards.   Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)        Consideration.   At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)       Vesting.   Subject to Section 2(g), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)      Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)      Additional Restrictions.   At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)       Dividend Equivalents.   Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)      Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)     Compliance with Section 409A of the Code.  Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)        Stock Appreciation Rights.   Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)        Term.     No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)       Strike Price.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)      Calculation of Appreciation.   The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv)      Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v)       Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)      Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)     Termination of Continuous Service.   In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii)    Compliance with Section 409A of the Code.   Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d)        Performance Awards.

(i)        Performance Stock Awards.   A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d) (i) shall not exceed one million six hundred sixty-six thousand, six hundred sixty-six (1,666,666) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)       Performance Cash Awards.  A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. Subject to Section 2(g), the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d) (ii) shall not exceed one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e)        Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan (including, but not limited to, Section 2(g)), the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a)        Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)        Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c)        No Obligation to Notify.  The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)        Use of Proceeds from Sales of Common Stock.    Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)        Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)        Stockholder Rights.   No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d)        No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)        Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)        Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)        Withholding Obligations.   Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h)        Electronic Delivery.   Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)        Deferrals.    To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)        Compliance with 409A.  To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a) (1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.        ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)        Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(e) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)        Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)        Corporate Transaction.   The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)        Stock Awards May Be Assumed.    Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii)       Stock Awards Held by Current Participants.    Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)      Stock Awards Held by Persons other than Current Participants.    Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)        Payment for Stock Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d)        Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)        Plan Term.   Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on April 14, 2021. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)        No Impairment of Rights.   Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plan is unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plan. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plan shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plan shall be deemed merged into the Plan and to cease its separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plan shall automatically become Stock Awards. Notwithstanding that the Prior Plan is merged into the Plan, the terms of the Prior Plan shall continue to govern any Stock Awards granted prior to the Effective Date.

12.	CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13.       DEFINITIONS.  As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a)        “Adoption Date” means April 10, 2006, the date the Plan was adopted by the Board.

(b)        “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)        “Award” means a Stock Award or a Performance Cash Award.

(d)        “Board” means the Board of Directors of the Company.

(e)        “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f)         “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)        any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction . Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)       there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)      the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)      there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)       individuals who are Directors on the date this Plan is adopted by the Board (collectively, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; (provided, however, that if the election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office or by a majority vote of a committee comprised of such members, such new member shall, for purposes of this Plan, be considered a member of the Incumbent Board).

For Clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

The Board may, in its sole discretion and without Participant consent, amend the definition of Change in Control to conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(g)        “Code” means the Internal Revenue Code of 1986, as amended.

(h)        “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i)        “Common Stock” means the common stock of the Company.

(j)        “Company” means Sequenom, Inc., a Delaware corporation.

(k)        “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l)        “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m)        “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)        a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)       a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)      the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)      the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n)        “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o)        “Director” means a member of the Board.

(p)        “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q)        “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2006 provided this Plan is approved by the Company’s stockholders at such meeting.

(r)        “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)        “Entity” means a corporation, partnership, limited liability company or other entity.

(t)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)        “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v)        “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)        If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)       In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w)        “Full Value Award” means a Stock Award that is not an Option with respect to which the per share exercise price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant nor a Stock Appreciation Right with respect to which the per share strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant.

(x)        “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)        “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z)        “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(aa)      “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)     “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc)      “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd)     “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(ee)      “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff)       “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg)      “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii)      “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj)      “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(kk)    “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ll)      “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any items that are “unusual” in nature or that occur “infrequently” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(mm)      “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn)        “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(oo)        “Plan” means this Sequenom, Inc. 2006 Equity Incentive Plan.

(pp)        “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq)        “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr)        “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss)         “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt)         “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)        “Securities Act” means the Securities Act of 1933, as amended.

(vv)        “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(ww)      “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx)        “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy)        “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz)      “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(aaa)    “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

EXHIBIT B: AMENDMENT TO RESTATED BYLAWS, AS AMENDED

Section 13.      Removal.   The Board of Directors, or any individual Director, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of shares entitled to vote at an election of Directors.

B-1

sequenom
ANNUAL MEETING OF SEQUENOM, INC.
Date:
June 15, 2016
Time:
9:00 A.M. (Local Time)
Place:
3595 John Hopkins Court, San Diego, CA 92121
Please make your marks like this:                Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR proposals 1, 2, 3, 4, and 5.
1: Election of Directors
Directors
For
Withhold
Recommend
01 Kenneth F. Buechler
For
02 Myla Lai-Goldman
For
03 Richard A. Lerner
For
04 Ronald M. Lindsay
For
05 Catherine J. Mackey
For
06 David Pendarvis
For
07 Charles P. Slacik
For
08 Dirk van den Boom
For
For
Against
Abstain
2:
To approve our Amended and Restated 2006
For
Equity Incentive Plan to, among other things,
increase the number of shares of the
company’s common stock available for
issuance under such plan by an additional
5,386,000 shares;
3:
To approve an amendment to the Company’s
For
Restated Bylaws, as amended, to provide that
our Board of Directors, or any individual
director, may be removed at any time, with or
without cause, by the holders of a majority of
the shares entitled to vote at an election of
directors;
For
4:
To approve, on an advisory basis, the
compensation of the Company’s named
executive officers, as disclosed in this proxy
statement;
For
5:
To ratify our Audit Committee’s selection of
KPMG LLP to be our independent registered
public accounting firm for the fiscal year
ending December 31, 2016; and
NOTE: To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
Authorized Signatures - This section must be
completed for your Instructions to be executed.
Please Sign Here
Please Date Above
Please Sign Here
Please Date Above
Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, fiduciaries, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Please separate carefully at the perforation and return just this portion in the envelope provided.
sequenom
Annual Meeting of Sequenom, Inc. to be held on Wednesday, June 15, 2016 for Holders as of April 18, 2016
This proxy is being solicited on behalf of the Board of Directors
VOTE BY:
INTERNET
TELEPHONE
Call
866-249-5127
Go To
www.proxypush.com/sqnm
Cast your vote online.
OR
Use any touch-tone telephone.
View Meeting Documents.
Have your Proxy Card/Voting Instruction Form ready.
Follow the simple recorded instructions.
Mail
OR
Mark, sign and date your Proxy Card/Voting Instruction Form.
Detach your Proxy Card/Voting Instruction Form.
Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.
The undersigned hereby appoints Dirk van den Boom, Carolyn D. Beaver and Jeffrey D. Linton, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on June 15, 2016 at 9:00 a.m. local time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL
PROXY TABULATOR FOR
SEQUENOM, INC.
P.O. BOX 8016
CARY, NC 27512-9903
1, FOR PROPOSALS 2, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.
All votes must be received by 11:59 P.M., Eastern Time, June 14, 2016.
EVENT #
CLIENT #

Please separate carefully at the perforation and return just this portion in the envelope provided.
Proxy — Sequenom, Inc.
Annual meeting of Stockholders
June 15, 2016 at 9:00 a.m., (Local Time)
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Dirk van den Boom, Carolyn D. Beaver and Jeffrey D. Linton, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on June 15, 2016 at 9:00 a.m. local time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.
The purpose of the Annual Meeting is to take action on the following:
1.
Election of Directors
01 Kenneth F. Buechler
04 Ronald M. Lindsay
07 Charles P. Slacik
02 Myla Lai-Goldman
05 Catherine J. Mackey
08 Dirk van den Boom
03 Richard A. Lerner
06 David Pendarvis
2. To approve our Amended and Restated 2006 Equity Incentive Plan to, among other things, increase the number of shares of the Company’s common stock available for issuance under such plan by an additional 5,386,000 shares;
3. To approve an amendment to the Company’s Restated Bylaws, as amended, to provide that our Board of Directors, or any individual director, may be removed at any time, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors;
4. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;
5. To ratify our Audit Committee’s selection of KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2016; and
NOTE: To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” each proposal.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each proposal. In their discretion, the named Proxies are authorized to vote upon such other matters that may properly come before the Annual meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (See REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named Proxies cannot vote your shares unless you sign and return this card.
To attend the meeting and vote your shares in person, please mark this box.